UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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MF Global Holdings Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MF Global Holdings Ltd.

717 Fifth Avenue, 9th Floor

New York, New York 10022

July 2, 2010

Dear MF Global Shareholder:

You are cordially invited to attend our 2010 Annual Shareholders’ Meeting. We will hold the meeting on Thursday, August 12, 2010 at 10:00 a.m., Eastern Daylight Time, at Le Parker Meridien, located at 119 West 56th Street, New York, New York 10019. We hope you will be able to attend.

Enclosed you will find a notice setting forth the business expected to come before the meeting, the Proxy Statement, a proxy card and a copy of our 2010 Annual Report on Form 10-K.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted.

We encourage you to submit your proxy via the Internet using the control number that appears on the front of your proxy card and to choose to view future mailings electronically rather than receiving them by mail.

Sincerely,

Jon S. Corzine
Chairman and Chief Executive Officer

MF Global Holdings Ltd.

717 Fifth Avenue, 9th Floor

New York, New York 10022

Notice of 2010 Annual Shareholders’ Meeting

Time & Date	10:00 a.m., Eastern Daylight Time, on Thursday, August 12, 2010

Place	Le Parker Meridien 119 West 56th Street New York, New York

Items of Business	• to elect eight directors to serve until our next Annual Shareholders’ Meeting;

• to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2011; and

• to transact such other business as may lawfully be brought before the Annual Shareholders’ Meeting or any adjournment thereof.

Record Date	Close of business on June 30, 2010 (which will apply to the meeting and any adjournments or postponements).

List of Registered Shareholders	Available for inspection during ordinary business hours at our principal executive offices, 717 Fifth Avenue, New York, New York 10022, during the ten days before the Annual Shareholders’ Meeting, as well as at the Annual Shareholders’ Meeting.

Additional Information	Additional information regarding the matters to be acted on at the Annual Shareholders’ Meeting is included in the accompanying proxy materials.

Proxy Voting	Your shares should be represented. Please submit your proxy by Internet or by telephone or complete, sign and date and return your proxy card in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders’ Meeting to be Held on August 12, 2010. The Proxy Statement and our 2010 Annual Report on Form 10-K are available at www.mfglobalinvestorrelations.com.

By Order of the Board of Directors:

Jacqueline M. Giammarco
Corporate Secretary

July 2, 2010

MF Global Holdings Ltd.

717 Fifth Avenue, 9th Floor

New York, New York 10022

PROXY STATEMENT

ANNUAL SHAREHOLDERS’ MEETING

August 12, 2010

This Proxy Statement is furnished to holders of the common stock, par value U.S. $1.00 per share (“MF Global Common Stock” or “Common Stock”), of MF Global Holdings Ltd. (“MF Global”, “we”, “us” or the “Company”) as well as holders of shares of the Company’s 6.00% Cumulative Convertible Preferred Stock, Series A (the “Series A Shares”), in connection with the solicitation of proxies by the Board of Directors (the “Board”) for the Company’s 2010 Annual Shareholders’ Meeting (and any adjournments or postponements ). References in this Proxy Statement to “fiscal 2010” or “fiscal 2011” mean the 12-month period ended March 31, 2010 and 2011, respectively.

The 2010 Annual Shareholders’ Meeting will be held on Thursday, August 12, 2010, at 10:00 a.m., Eastern Daylight Time, at Le Parker Meridien, located at 119 West 56th Street, New York, New York 10019. We will begin mailing this Proxy Statement and the accompanying proxy card to shareholders on or about July  2, 2010.

VOTING INSTRUCTIONS AND INFORMATION

What proposals will be voted on?

Shareholders will vote on two proposals from MF Global at the Annual Shareholders’ Meeting:

1.	To elect eight directors of MF Global to hold office until the next Annual Shareholders’ Meeting; and
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2011.

Shareholders will also vote on any other business as may lawfully be brought before the Annual Shareholders’ Meeting or any adjournment thereof.

How does the Board of Directors recommend I vote?

Our Board of Directors recommends that you vote “FOR” each of the nominees to the Board of Directors, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2011.

Who can vote?

You may vote your MF Global Common Stock if you were a registered shareholder at the close of business on June 30, 2010, the record date for our 2010 Annual Shareholders’ Meeting and any adjournment or postponement. There were approximately 121,817,105 shares of Common Stock issued and outstanding and entitled to vote on May 28, 2010. In addition, the holders of our Series A Shares are entitled to vote, on an as-converted basis and together with the holders of our Common Stock, on all matters submitted for a vote to holders of Common Stock. Accordingly, as of the close of business on June 30, 2010, holders of our 1,500,000 outstanding Series A Shares, which are convertible into 12,000,000 shares of Common Stock, are entitled to vote with the holders of our Common Stock (and not as a separate class or series) on all of the matters presented in this proxy statement (assuming that such holders have not converted their Series A Shares into Common Stock).

You have one vote for each share of Common Stock you held on the record date (which includes the shares of Common Stock, on an as converted basis, to which a holder of a Series A Share on the record date would be entitled in the event such holder elected to convert such a Series A Share).

What are the different types of shareholders?

•	You are a “registered shareholder” if you hold Common Stock registered in your name on the records of Computershare Trust Company, N.A. (“Computershare”), our transfer agent.

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•	You are a “beneficial shareholder” if you hold Common Stock in “street name” indirectly through a broker, bank or similar institution and are not a registered shareholder.

If you are a registered shareholder, Computershare is sending these proxy materials to you directly. If you hold Common Stock in street name, these materials are being sent to you by the bank, broker or similar institution through which you hold your Common Stock.

From July 26 to August 11, 2010, a list of the registered shareholders entitled to vote at the August 12, 2010 Annual Shareholders’ Meeting (to which this proxy solicitation relates) will be available for inspection during ordinary business hours at our principal executive offices located at 717 Fifth Avenue, New York, New York 10022. To make arrangements to review the list, shareholders should contact our Corporate Secretary at 717 Fifth Avenue, New York, New York 10022. The list will also be available at the Annual Shareholders’ Meeting.

What do I need to do to attend the Annual Shareholders’ Meeting?

All MF Global shareholders as of the record date may attend the Annual Shareholders’ Meeting. To attend, you will need to bring an acceptable form of photo identification, such as a driver’s license or passport. In addition, if you hold your Common Stock in “street name,” you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the record date. You may contact MF Global Shareholder Services at 1-800-662-7232 or 1-781-575-4238 for directions to attend the meeting and vote in person.

How do I vote?

You may submit your proxy with voting instructions in four ways:

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By Internet. The web address and instructions for the submission of your proxy by Internet can be found on the enclosed proxy card. The submission of your proxy by Internet is available 24 hours a day. To be valid the submission of your proxy by Internet must be received by 11:59 p.m., Eastern Daylight Time, on August 11, 2010.

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By Telephone. The toll-free number for the submission of your proxy by telephone can be found on the enclosed proxy card. The submission of your proxy by telephone is available 24 hours a day. There is no charge for the call. To be valid the submission of your proxy by telephone must be received by 11:59 p.m., Eastern Daylight Time, on August 11, 2010.

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By Mail. Complete the enclosed proxy card, sign and date it, and return it in the postage-paid envelope we have provided. To be valid the submission of your proxy by mail must be received by 8:00 a.m., Eastern Daylight Time, on August 12, 2010.

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At the Annual Shareholders’ Meeting. You can vote your shares in person at the Annual Shareholders’ Meeting. (See “What do I need to do to attend the Annual Shareholders’ Meeting?”). If you hold your shares in “street name,” you must bring a valid “legal proxy,” which you can obtain from your account representative at the institution through which you hold your shares.

If you choose to submit your proxy by Internet or telephone, you will be required to provide your assigned control number located on our proxy card but do not need to return a proxy card itself. To be valid, the submission of your proxy by Internet, telephone or mail must be received by the established deadline.

How can I revoke my proxy or substitute a new proxy or change my vote?

You can revoke your proxy or substitute a new proxy by:

•	subsequently submitting in a timely manner a new proxy through the Internet or by telephone,
•	executing and mailing a later-dated proxy card that is received on a later date (but before the established deadline), or
•	voting in person at the Annual Shareholders’ Meeting.

How can I obtain an additional proxy card or voting instruction form?

If you lose, misplace or otherwise need to obtain a proxy card or voting instruction form, please follow the following instructions:

•	Registered Shareholders—If you are a registered shareholder, contact MF Global Shareholder Services at 1-800-662-7232 or 1-781-575-4238.
•	Street Name Shareholders—If you hold your Common Stock in street name, contact your account representative at your bank, broker or other holder of record.

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If I submit a proxy, how will my Common Stock be voted?

If you properly submit your proxy (whether by Internet, telephone or mail) and you do not validly revoke it, your Common Stock will be voted in accordance with your instructions.

If you sign, date and return your proxy card but do not give voting instructions, your shares will be voted (i) FOR the election of our director nominees, and (ii) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2011, and (iii) otherwise in accordance with the judgment of the persons voting the proxy on any other business as may lawfully be brought before the Annual Shareholders’ Meeting or any adjournment thereof.

If I hold my shares in “street name” and do not provide voting instructions, can my broker still vote my shares?

Under the rules of the New York Stock Exchange (“NYSE”), member-brokers (other than affiliates of the registrant) that have not received voting instructions from their customers ten days prior to the Annual Shareholders’ Meeting may vote their customers’ shares in the brokers’ discretion on proposals that the NYSE determines are “routine”. If the NYSE does not consider a matter to be routine, then your broker is prohibited from voting your shares on the matter unless you have given voting instructions on that matter to your broker.

The NYSE currently considers the proposal to approve the ratification of our independent auditors (Proposal 2) to be a routine matter. Therefore, if you do not instruct your broker how to vote your shares, your broker may vote your shares in its discretion on Proposal 2. Unlike previous years, the NYSE no longer considers the election of directors (Proposal 1) to be routine. Therefore, if you do not instruct your broker how to vote your shares, your broker may not vote your shares in its discretion on Proposal 1. It is important, therefore, that you provide instructions to your broker if your shares of Common Stock are held by a broker so that your vote with respect to the election of directors is counted. When a broker is not given voting instructions with respect to non-discretionary matters for the shares it holds in street name, this is referred to as a “broker non-vote”.

If your broker is MF Global Inc. or another affiliate of ours, NYSE policy specifies that with respect to non-discretionary matters, in the absence of your specific voting instructions, your shares of Common Stock may only be voted in the same proportion as other shares are voted with respect to each proposal. For shares of Common Stock held in retail accounts at MF Global Inc. for which specific voting instructions are not received, we will vote such shares in proportion to the voted Common Stock in retail accounts at MF Global Inc.

How many votes are required to transact business at the Annual Shareholders’ Meeting?

A quorum is required to transact business at the Annual Shareholders’ Meeting. The quorum for an Annual Shareholders’ Meeting must be at least the holders of a majority of all outstanding shares of stock entitled to vote on a matter at the meeting (whether or not present at the meeting). For this Annual Shareholders’ Meeting, shares of stock present in person or by proxy and voting; shares of stock present in person or by proxy, entitled to vote on the matter and not voting; shares of stock for which we have received proxies but for which shareholders have abstained from voting or that represent broker non-votes; and shares of stock for which we have not received proxies will be counted for quorum purposes.

What votes are required for each proposal?

Election of Directors. Notwithstanding our by-laws, our Board of Directors has voluntarily provided in its Corporate Governance Guidelines that a nominee for director will be elected to the Board if the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. As required by our Corporate Governance Guidelines, each nominee for director has tendered an irrevocable resignation that will become effective if he or she fails to receive the required vote for election at the Annual Shareholders’ Meeting and the Board accepts the tendered resignation. For more information on the director resignation provisions in our Corporate Governance Guidelines, see the information under “Corporate Governance Guidelines” below. You may vote “for” or “against” each director nominee, or “abstain” from voting on a director nominee. We will not count abstentions or broker non-votes as either “for” or “against” a director, so abstentions and broker non-votes have no effect on the election of a director.

Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for Fiscal 2011. The proposal to ratify the appointment of PricewaterhouseCoopers LLP will be approved by shareholders if the number of votes cast “for” the proposal exceeds the number of votes cast “against” the proposal. You may vote “for” or against” this proposal, or “abstain” from voting on this proposal. Abstentions will not have any effect on the result of the vote.

Who pays for the expenses of this proxy solicitation?

We will pay the cost of this solicitation of proxies. Proxies may be solicited by mail, email, telephone, facsimile and personal contact by our directors, officers and other employees. We have also retained Georgeson Inc. to assist in the solicitation of proxies at a fee of $8,000, plus reasonable out-of-pocket expenses and disbursements. Our directors, officers and other

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employees receive no additional compensation for the solicitation of proxies. We will reimburse some brokerage firms, banks, custodians and other fiduciaries for the reasonable mailing and other expenses they incur in forwarding proxy materials to the beneficial owners in accordance with applicable rules.

Where can I find more information about MF Global?

A copy of our Annual Report to Shareholders, which includes our Annual Report on Form 10-K for fiscal 2010 filed with the SEC, is enclosed with this Proxy Statement. You may also obtain, free of charge, a copy of the Annual Report to Shareholders and our Annual Report on Form 10-K for fiscal 2010 by writing to MF Global Holdings Ltd., 717 Fifth Avenue, New York, New York 10022, Attention: Investor Relations, by emailing to InvestorRelations@mfglobal.com or by calling 1-800-596-0523. These documents are also available on our website at www.mfglobalinvestorrelations.com under the link “SEC Filings”.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine directors. Ms. Alison J. Carnwath is retiring as a director at the Annual Shareholders’ Meeting, having fulfilled her three-year commitment to the Company. Each director elected will hold office until our next Annual Shareholders’ Meeting and until his or her successor is elected or until the director’s earlier resignation, removal or vacation from office.

Nominees for Election to the Board of Directors

At our Annual Shareholders’ Meeting, we will ask our shareholders to elect the eight director nominees set forth below, each of whom is a current director of MF Global. All of the nominees have been recommended for election by our Nominating and Corporate Governance Committee and approved and nominated for election by the Board of Directors. Although we do not expect that any nominee will become unavailable for election as a director, proxies will be voted for such other person or persons who are recommended by the Nominating and Corporate Governance Committee and designated by the Board of Directors if that occurs (or else the size of the Board of Directors will be reduced).

Set forth below is information as of May 1, 2010 regarding the director nominees, which has been confirmed by each for inclusion in this Proxy Statement.

Name and year first became a Director of the Company	Age	Principal occupation during the past five years
Jon S. Corzine 2010	63	Mr. Corzine is Chairman of our Board of Directors and Chief Executive Officer of our Company. Before joining MF Global, Mr. Corzine most recently served as New Jersey’s 54th Governor from January 2006 until January 2010. Before serving as Governor, he was elected to represent New Jersey in the United States Senate and served from January 2001 until January 2006. During his tenure as a United States Senator, Mr. Corzine served on the Senate Banking, Budget, Energy and Natural Resources, and Intelligence Committees. Prior to serving in the United States Senate, Mr. Corzine was the Chairman and Senior Partner of The Goldman Sachs Group, L.P. from December 1994 to June 1998 and Co-Chairman and Co-Chief Executive Officer of The Goldman Sachs Group, L.P. from June 1998 to January 1999. Mr. Corzine began his career at Goldman Sachs as a bond trader in 1975. Mr. Corzine is also an operating partner and advisor at J.C. Flowers & Co. LLC, which is an affiliate of the holder of our Series A Series. He will also hold the title of John L. Weinberg/Goldman, Sachs & Co. Visiting Professor at Princeton University’s Woodrow Wilson School of Public and International Affairs for the 2010-2011 academic year. The Board considered Mr. Corzine’s significant leadership experience as the Governor of New Jersey and as a United States Senator, as well as his extensive financial background and experience at Goldman Sachs, in concluding that Mr. Corzine should be appointed the Chief Executive Officer of the Company and Chairman of our Board of Directors.

David P. Bolger 2010	52	Mr. Bolger is a member of our Board of Directors. He most recently served as Chief Operating Officer of Chicago 2016, a not-for-profit entity that sought to bring the 2016 Olympic and Paralympic Games to Chicago. From 2003 to 2008, he served as Executive Vice President and Chief Financial Officer of Aon Corporation, the world’s largest insurance and reinsurance intermediary with operations in 140 countries. Prior to joining Aon, Mr. Bolger served in various capacities with Bank One Corporation and its predecessors, including as President of American National Bank & Trust Company of Chicago and Treasurer of First Chicago Corporation. Mr. Bolger serves on the boards of the Chicago History Museum, Lincoln Park Zoo, Merit School of Music, World Sport Chicago and MB Financial Inc., a bank holding company listed on NASDAQ, each of which are based in Chicago. He has a B.S. degree in Accounting and Finance from Marquette University and a M.M. degree from Northwestern University’s J.L. Kellogg Graduate School of Management. In light of the fact that Mr. Bolger is a seasoned executive and has an extensive background in finance and operations, our Board of Directors has concluded that Mr. Bolger should be elected to our Board of Directors.

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Name and year first became a Director of the Company	Age	Principal occupation during the past five years
Eileen S. Fusco 2007	53	Ms. Fusco is a member of our Board of Directors and Chairman of the Audit and Risk Committee of the Board of Directors. Ms. Fusco retired as a Senior Partner of Deloitte & Touche’s Financial Services Industry Group, where she was a Partner from 2001 to 2007. While at Deloitte & Touche, Ms. Fusco was the Lead Client Service Partner to several of the firm’s largest global financial services institutional clients. Ms. Fusco also held management positions on the Northeast Management Committee and the Global Financial Services Tax Board for Deloitte & Touche. From 1997 to 2000, Ms. Fusco was Regional Tax Counsel of UBS AG. Prior to her position with UBS AG, in 1996, she was the Chief Financial Officer of Twenty-First Securities Corporation, a firm that specialized in structured transactions. From 1992 to 1995, Ms. Fusco was a Managing Director and Director of Tax of Kidder, Peabody & Co., Inc. Ms. Fusco began her career as a Tax Partner at Ernst & Young LLP and Spicer & Oppenheim. Until it was recently sold, she was also a board member and audit committee chair of ICT Group, Inc., a company listed on the NASDAQ, Vice Chair of Pro Mujer International, and an advisory board member and former director of the Susan G. Komen for the Cure New York City Affiliate. Ms. Fusco is both an attorney and a certified public accountant and received a B.A. from Douglass College, a J.D. and M.B.A. (Accounting) from Rutgers University and an LL.M. in Taxation from New York University. In light of the fact that Ms. Fusco has held various senior positions in the accounting profession representing financial services institutional clients, and has an extensive background in both accounting and tax, our Board of Directors has concluded that Ms. Fusco should be re-elected to our Board of Directors.

David Gelber 2010	62	Mr. Gelber is a member of our Board of Directors and Chairman of the Compensation Committee of the Board of Directors. From 1994 until his retirement in 2005, he was a director and Chief Operating Officer of ICAP plc, which is listed on the London Stock Exchange and is the world’s largest inter-dealer money broker, and served as director for an additional year following his retirement from ICAP and as a consultant to ICAP until December 2009. Prior to joining ICAP, Mr. Gelber served as Chief Operating Officer of HSBC Global Markets from 1989 to 1994, and had held a variety of senior trading positions in the foreign exchange and derivatives businesses at Citibank NA, Chemical Bank and HSBC. Mr. Gelber served on the board of directors at the International Swaps and Derivatives Association, Inc. from 1988 to 1994. Currently, Mr. Gelber is a non-executive director of IPGL Ltd., a private holding company which invests in financial services businesses, and serves as a Non-Executive Director with a number of IPGL’s investee companies. He also holds non-executive directorships with eSecLending (a company which assists financial institutions in designing and implementing customized securities lending programs), GlobeOp Financial Services SA (a financial technology specialist listed on the London Stock Exchange) and Altus Resource Capital plc (a closed end investment company listed on the London Stock Exchange). He is Chairman of Walker Crips Group plc (an integrated financial services group listed on the London Stock Exchange) and a director of its subsidiaries. He also is a member of the Global Advisory Board of Millennium Associates. He has a B.Sc. in Statistics and Law from Hebrew University in Jerusalem and an M.Sc. in Computer Science from London University. In light of the fact that Mr. Gelber has wide-ranging financial industry knowledge, has held various executive positions, including managing global operations, as well as extensive experience in the boardroom, our Board of Directors has concluded that Mr. Gelber should be elected to our Board of Directors.

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Name and year first became a Director of the Company	Age	Principal occupation during the past five years
Martin J. Glynn 2008	58	Mr. Glynn is a member of our Board of Directors. Immediately prior to his retirement after 24 years with the HSBC Group, Mr. Glynn was Chief Executive Officer of HSBC Bank USA from 2003 to 2006 and Chairman of HSBC Bank Canada. While at HSBC, he also served as Group General Manager of HSBC Holdings plc from 2001 to 2006, and Chief Executive Officer of HSBC Bank Canada from 1999 to 2003. Mr. Glynn began his career at HSBC in 1982. He is a director of Husky Energy Inc., one of Canada’s largest energy and energy-related companies listed on the Toronto Stock Exchange, Hathor Exploration Limited, a junior resource exploration company listed on the Toronto Stock Exchange, and the VinaCapital Vietnam Opportunity Fund Ltd., a closed-end fund listed on the London Stock Exchange. Mr. Glynn is also on the board of the VGH and UBC Hospital Foundation in Vancouver, Canada, and the American Associates of the National Galleries Scotland. He is currently an economic advisor to Fortune Bank, a privately-held, Washington State community bank. He has a B.A. in economics from Carleton University and an M.B.A. from the University of British Columbia. In light of the fact that Mr. Glynn has significant executive experience in international commercial banking, as well as public-company boardroom experience, our Board of Directors has concluded that Mr. Glynn should be re-elected to our Board of Directors.

Edward L. Goldberg 2007	70	Mr. Goldberg is a member of our Board of Directors and Chairman of the Nominating and Corporate Governance Committee of the Board of Directors. Mr. Goldberg is a founder of Dix Hills Partners, LLC and its affiliate management company, Dix Hills Associates, LLC and serves as a managing member of both companies. Mr. Goldberg is the Chairman of Longview Investments, LLC, a company formed to manage his personal family office and assets as well as provide advice for other family offices. Mr. Goldberg retired from Merrill Lynch after over 42 years of dedicated service to the firm. At Merrill Lynch, he served as the Executive Vice President of the operations services group, and a member of the executive management and technology committee. In this role, he had responsibility for operations, client services and technology throughout the firm’s global network of offices. Mr. Goldberg was also Chairman of the Merrill Lynch Securities Services Division which provides integrated third-party execution, settlement, custody and financing services. He also served on the audit and finance committee of the firm’s board of directors and was a member of the risk oversight committee. During his tenure at Merrill Lynch, Mr. Goldberg held a variety of senior level positions in sales, marketing and operations that included responsibilities for the firm’s worldwide operations, information technology, real-estate and purchasing activities; Senior Vice President of the firm’s Professional Securities Services Group which provided financial, clearing and operational services to independent broker/dealers; and Regional Director of the Mid-East Region overseeing a sales force of 1,100 financial consultants in 39 branch offices. Mr. Goldberg was also a member of the board of directors of The Depository Trust Company, a member of the New York Stock Exchange’s financial and operational surveillance committee, a member of the board of directors of the NASD where he served on the disciplinary and management development committees, and a member of the board of directors of the NASDAQ Stock Market, on which board he also served as a member of the executive committee and Chairman of the firm’s finance committee. Mr. Goldberg is a graduate of the New York Institute of Finance. In light of the fact that Mr. Goldberg has extensive executive experience at a leading financial institution, holding various positions at senior levels, including overseeing worldwide operations and information technology activities, as well as boardroom experience overseeing audit, risk and finance matters, our Board of Directors has concluded that Mr. Goldberg should be re-elected to our Board of Directors.

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Name and year first became a Director of the Company	Age	Principal occupation during the past five years
David I. Schamis 2008	36	Mr. Schamis is a member of our Board of Directors. Mr. Schamis is a Managing Director of J.C. Flowers & Co. LLC, an investment advisory firm that specializes in financial services companies. Mr. Schamis has been employed by J.C. Flowers & Co. and its affiliates since May 2000. Prior to joining the firm, Mr. Schamis was in the financial institutions investment banking group at Salomon Smith Barney from 1995 to 2000. Mr. Schamis is Chairman of the board of directors of Crump Group, Inc., a multi-line wholesale insurance broker and retirement services administrator; a member of the board of directors of Symetra Financial Corporation, a life insurance underwriter; and a member of the board of directors of Affirmative Insurance Holdings Inc., a producer and provider of non-standard automobile insurance. He currently serves as a member of the board of directors of the Yale Alumni Fund. Mr. Schamis graduated with a B.A. in Economics from Yale University. In light of the fact that Mr. Schamis has extensive experience in corporate finance and strategic planning, as well as a significant background in financial services companies, our Board of Directors has concluded that Mr. Schamis should be re-elected to our Board of Directors.

Robert S. Sloan 2007	46	Mr. Sloan is a member of our Board of Directors. Mr. Sloan is the Managing Partner of S3 Partners, LLC, a company that provides treasury and liability management services to hedge funds. Prior to founding S3 Partners, LLC in 2003, Mr. Sloan was a Managing Director of Credit Suisse First Boston. While at Credit Suisse First Boston, Mr. Sloan was Chairman of Credit Suisse First Boston’s CSFB/Tremont Hedge Fund Index Co., Global Head of the Prime Brokerage and Equity Finance businesses, and Co-Head of OTC derivatives marketing for the Americas. Mr. Sloan was also a member of Credit Suisse First Boston’s equity division’s operating committee and product managers committee. Mr. Sloan received a B.A. from Washington & Lee University. In light of the fact that Mr. Sloan has extensive knowledge of the products and markets the Company serves, as well as a strong executive corporate background, our Board of Directors has concluded that Mr. Sloan should be re-elected to our Board of Directors.

There are no family relationships between any of our directors or executive officers and any other of our directors or executive officers.

As the foregoing indicates, our eight director nominees collectively have the skills and experience to create a board that is well-suited to oversee and guide MF Global. Each has the integrity, business judgment, collegiality and commitment that are among the essential characteristics for a member of our Board of Directors. They also bring to our Board of Directors highly developed skills in, among other areas, finance, investing, accounting, business operations and leadership. They are established leaders in important areas of business and public service, including leadership and governance. In addition, members of our Board of Directors have had a great diversity of experiences and bring to our Board of Directors a wide variety of views that strengthen their ability to guide our firm. They have had extensive involvement in international business and emerging markets and deep professional experience across a broad range of industries. All have direct experience in the oversight of public companies through their service on our Board of Directors and/or those of other public companies, their current and past senior executive positions at MF Global and/or other companies and institutions, and their involvement in the other international, educational and charitable organizations described above.

Additional information, including information concerning the operation of our Board of Directors as well as the security ownership and compensation of our directors, is included below in this Proxy Statement under “Corporate Governance—Compensation of Directors” and “Security Ownership of Certain Beneficial Owners and Management”.

Board Recommendation

The Board of Directors recommends a vote FOR the election of each of the nominees listed above to the Board of Directors.

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CORPORATE GOVERNANCE

Overview

Our Board of Directors currently is comprised of nine members, a majority of whom are independent. The current members of our Board of Directors are Mr. David P. Bolger, Ms. Alison J. Carnwath, Mr. Jon S. Corzine, Ms. Eileen S. Fusco, Mr. David Gelber, Mr. Martin J. Glynn, Mr. Edward L. Goldberg, Mr. David I. Schamis and Mr. Robert S. Sloan. The Board of Directors appointed Mr. Corzine as Chairman and Chief Executive Officer on March 23, 2010 following Mr. Bernard Dan’s notifying the Company of his intent to resign as our Chief Executive Officer and as a member of our Board of Directors. Ms. Carnwath is retiring as a director at the Annual Shareholders’ Meeting having fulfilled her three-year commitment to the Company.

More information about our corporate governance may be found on our website, www.mfglobalinvestorrelations.com, under the link “Corporate Governance”. Information available at this website includes our: Certificate of Incorporation, By-Laws, Corporate Governance Guidelines, Director Independence Standards, Related-Party Transaction Policy, each committee charter, Code of Business Conduct and Ethics and Shareholder Communication Policy. We will provide copies of any of these materials to any person upon written request made to our Corporate Secretary at 717 Fifth Avenue, New York, New York 10022 or companysecretary@mfglobal.com.

Corporate Governance Guidelines

MF Global’s Corporate Governance Guidelines embody many of our practices, policies and procedures, which are the basis of our commitment to best practices. The Board of Directors developed the Corporate Governance Guidelines to promote the functioning of the Board and its committees, to promote the interests of shareholders, and to ensure a common set of expectations as to how the Board, its committees, individual directors and management should perform their functions. The Corporate Governance Guidelines outline, among other things, the responsibilities, operations, qualifications and composition of the Board. The Corporate Governance Guidelines are reviewed at least annually, and revised as necessary, to continue to reflect best practices.

Our goal is that our Board of Directors be comprised substantially of “independent” directors, as defined by the NYSE. The Corporate Governance Guidelines require that all members of the required committees (Audit and Risk, Nominating and Corporate Governance, and Compensation) be independent. Committee members are appointed by the Board upon the recommendation of the Nominating and Corporate Governance Committee. A description of our independence criteria and the results of the Board’s independence determinations are set forth below.

It is the Board’s goal that its members encompass a range of skills, expertise, industry knowledge, and diversity of viewpoints, backgrounds, and experiences relevant to the Company’s business.

Directors serve until the next Annual Shareholders’ Meeting. The Board has determined that the imposition of a maximum period of service is not in the interest of the Company or its shareholders. The Board has adopted a guideline retirement age of 72. It is expected that any director reaching the age of 72 will complete the term to which he or she was elected. On a case-by-case basis, the Board may determine that a director may serve beyond age 72. Furthermore, the Board may consider candidates who are older than the guideline retirement age in the event of unique circumstances or needs of the Board.

Under our by-laws, a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Shareholders’ Meeting and voting on the matter is required for the election of directors. Our Board of Directors, however, has voluntarily provided in its Corporate Governance Guidelines that, subject to certain exceptions, directors must be elected by a majority of shareholders having cast a vote at the Annual Shareholders Meeting. For purposes of the election of directors, a “majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election, with “abstentions” not counted as votes cast either “for” or “against” that director’s election. Accordingly, unless the election of directors is contested by other director candidates nominated by third parties and not otherwise supported by the Company, the directorships to be filled at the Annual Shareholders’ Meeting will be filled by the nominees receiving a majority of the votes cast by shareholders entitled to vote and voting on the election of directors. Under our by-laws, if a nominee who is currently serving as a director is not re-elected, that nominee would continue to serve as a “holdover director.” Accordingly, to ensure that we can replace “holdover directors”, each of our nominees has submitted a contingent, irrevocable resignation in writing that the Board of Directors may accept if shareholders do not elect the director by a majority of votes cast. In that situation, our Nominating and Corporate Governance Committee would make a recommendation to the Board of Directors about whether to accept or reject the resignation, or whether to take other action. Our Nominating and Corporate Governance Committee may also make a recommendation to the Board of Directors regarding the names of potential directors who may fill the vacancy left by any resigning director. The Board of Directors may then act on these recommendations, including by appointing a new director to fill any resulting vacancy.

The Company values the experience directors bring from other boards on which they serve and other business affiliations they have, but recognizes that those boards or affiliations may also present demands on a director’s time and availability and

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may present conflicts or other issues. Accordingly, unless the Nominating and Corporate Governance Committee determines that the carrying out of a director’s responsibilities to the Company will not be adversely affected by the director’s other directorships: (a) management directors of the Company shall not serve on the boards of more than two other public companies; (b) non-management directors shall not serve on the boards of more than four other public companies and members of the Audit and Risk Committee shall not serve on the audit committees of more than two other public companies; and (c) non-management directors who are chief executive officers of other public companies shall not serve on the boards of more than two other public companies. Directors must advise the Chairman of the Nominating and Corporate Governance Committee before accepting membership on other boards of directors or other significant commitments involving affiliation with other businesses or governmental units (including changes in the director’s occupation).

Board Leadership

A substantial majority of our Board members are independent directors; our key Board committees—Audit and Risk, Nominating and Corporate Governance and Compensation—are comprised solely of and chaired by independent directors; and at each regularly scheduled Board meeting, the non-management directors meet in executive session without management directors.

In March 2010, our Board appointed Mr. Jon S. Corzine as Chairman of the Board of Directors and Chief Executive Officer of the Company, following Mr. Bernard Dan’s notifying the Company of his intent to resign as our Chief Executive Officer and as a member of our Board of Directors. Ms. Alison J. Carnwath will be retiring from the Board at the Annual Shareholders’ Meeting in August 2010.

The Company’s by-laws provide that the directors will annually elect a Chairman of the Board from among its directors. As provided in the current Corporate Governance Guidelines, the Board will select its Chairman taking into account the best interests of the Company and its shareholders. Recently, in connection with the resignation of Mr. Dan, Mr. Corzine was appointed the Chairman of the Board and Chief Executive Officer. Mr. Corzine brings more than three decades of leadership and expertise to the Company. As noted above, he served as Governor of the State of New Jersey from 2006 to 2010, and in the United States Senate from 2001 to 2006. Prior to entering public service, Mr. Corzine was Chairman and Senior Partner of Goldman Sachs, where he was employed for 24 years. During his tenure, Mr. Corzine led Goldman’s fixed income division, worked to build the firm’s significant footprint in Asia and served as its Chief Financial Officer. He became Senior Partner of Goldman Sachs in one of its most difficult periods in 1994, and quickly re-established the firm’s position of profitability and reputation. The Board believes that Mr. Corzine has the knowledge, expertise and experience to understand the opportunities and challenges facing the Company, as well as the leadership and management skills to promote and execute the Company’s values and strategy, as he prepares the Company for new levels of growth, profitability and reputation. The Board believes that appointing Mr. Corzine as both the Chairman of the Board and Chief Executive Officer is the right corporate governance structure for the Company at this time because it most effectively utilizes Mr. Corzine’s extensive experience, including allowing him to lead Board discussion regarding the Company’s business and strategy, and provides cohesive leadership for the Company.

Although the Board believes that at this time it is effective to have one person serve as the Company’s Chairman and Chief Executive Officer, it also recognizes the importance of strong independent leadership of the Board. Accordingly, in addition to maintaining a significant majority of independent directors and independent Board committees, the Board has established the new position of Lead Director. Our Corporate Governance Guidelines as currently updated to provide for this new position provide that if the individual appointed as Chairman of the Board is the Company’s Chief Executive Officer, each year the independent directors will elect an independent Lead Director, and in May 2010, the independent directors selected Mr. Goldberg to serve as the Board’s Lead Director. The Board believes that the Lead Director provides the same independent leadership, oversight, and benefits for the Company and the Board that would be provided by an independent Chairman.

In May 2010, the duties and responsibilities of the Lead Director were reviewed and approved by the Board’s independent directors based on recommendations from the Nominating and Corporate Governance Committee. Such duties and responsibilities include: presiding over Board meetings in the absence of the Chairman of the Board; convening and presiding over executive sessions of the non-management and independent members of the Board and providing feedback to the Chairman and Chief Executive Officer and other senior executives, as appropriate, from such executive sessions; together with the Chairman and Chief Executive Officer, setting the annual calendar of Board meeting dates and Board agendas; advising the Chairman and Chief Executive Officer as to the quality, quantity and timeliness of the flow of information from management, including the materials provided to directors at board meetings; together with the Chairman and Chief Executive Officer, ensuring that appropriate matters are brought before the Board for information, discussion, deliberation and decision, including matters which directors may wish to raise; acting as a liaison between the Chairman and Chief Executive Officer and the non-management directors; and being available for consultation and/or direct communication with shareholders as arranged by the Company. We believe the roles and responsibilities of our Lead Director are well-defined and reflect an effective corporate governance framework for our Company.

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Agreement between Mr. Corzine and J.C. Flowers & Co. LLC (“J.C. Flowers”)

During the term of Mr. Corzine’s employment agreement with the Company, Mr. Corzine will spend substantially all of his business time and attention on Company matters, except that he may serve as an operating partner of J.C. Flowers. Pursuant to his contract with J.C. Flowers, Mr. Corzine will not receive any salary from J.C. Flowers as long as he is serving as Chief Executive Officer of the Company, but he will have a financial interest as a limited partner in certain of J.C. Flowers’s investment management entities. Mr. Corzine’s employment agreement with the Company contains a provision regarding corporate opportunities. In general, this provision provides that, if Mr. Corzine acquires knowledge from J.C. Flowers (and not the Company) of a potential transaction or other business opportunity that may be a business opportunity for the Company, he will have no duty to communicate or present such opportunity to the Company, will not be liable to the Company or its shareholders for failing to do so and will otherwise be deemed to have fulfilled his duties to the Company and its shareholders with regard to such opportunity, in each case to the maximum extent permitted under Delaware law. The employment agreement further provides that a corporate opportunity offered to Mr. Corzine will belong to the Company unless it is offered to him or he otherwise acquires knowledge of it through his capacity as an operating partner of J.C. Flowers and not through the Company or his capacity as an officer or director of the Company. The employment agreement confirms that, except as permitted in the corporate opportunities provision, Mr. Corzine remains subject to any duties (including fiduciary duties and duties of confidentiality) he may owe to the Company by reason of his service as an officer or director of the Company.

Selection of Directors

The Nominating and Corporate Governance Committee charter provides that the Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board of Directors qualified candidates for Board membership. Furthermore, our Corporate Governance Guidelines provide that our Chairman of the Board of Directors will work together with the Chairman of the Nominating and Corporate Governance Committee to identify such individuals based on the criteria included in the Corporate Governance Guidelines. The Nominating and Corporate Governance Committee considers each nominee on his or her individual merits, taking into consideration such criteria as it deems appropriate and as the Board of Directors may designate from time to time, including the needs of the Company and the composition of the Board of Directors. Based on its review of director candidates, the Nominating and Corporate Governance Committee will recommend to the Board of Directors those candidates whom it believes should stand for election at the next Annual Shareholders’ Meeting or, in the case of vacancies, the candidate or candidates whom it believes should be appointed to fill a vacancy. Because our Corporate Governance Guidelines provide that subject to certain exceptions, directors should not serve beyond the age of 72, the Nominating and Corporate Governance Committee will also consider the age of a director nominee.

Members of the Nominating and Corporate Governance Committee discuss and evaluate director candidates and may employ outside consultants to help identify them. In the past, the Nominating and Corporate Governance Committee has retained Spencer Stuart, an executive search consulting firm, to assist its search for directors. The qualities of director candidates that are considered include:

•	judgment, character, expertise, skills and knowledge useful to the oversight of the Company’s business;
•	diversity of viewpoints, backgrounds (including geographic) and experiences;
•	business or other relevant industry experience;
•	willingness and ability to devote the necessary time and effort required for service on the Board; and
•

the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to the needs of the Company.

Although the Nominating and Corporate Governance Committee does not have a specific diversity policy, we believe that our Company benefits from having directors with a diversity of viewpoints, backgrounds (including geographic), experiences and other demographics. As noted above, among the factors the Nominating and Corporate Governance Committee considers in identifying and evaluating a potential nominee is the extent to which the nominee would add to the diversity of our Board of Directors, and the Nominating and Corporate Governance Committee considers the same factors in determining whether to re-nominate incumbent directors. In both cases, the Nominating and Corporate Governance Committee assesses the diversity of our Board of Directors and how a nominee would enhance that diversity.

The candidates are interviewed by our Chairman of the Board of Directors, members of the Nominating and Corporate Governance Committee and by the Company’s Chief Executive Officer. Our Lead Director may also be requested to interview a candidate. The Nominating and Corporate Governance Committee engages a firm to conduct an analysis of the background of each candidate. Each candidate is also expected to have researched the Company and receives a package of materials to assist the candidate’s research efforts. Each new director also participates in a new director orientation program which includes various presentations by members of management.

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The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders and will evaluate shareholder nominees on the same basis as all other nominees. Shareholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee for election at the 2011 Annual Shareholders’ Meeting may do so by submitting in writing such nominees’ names, in compliance with the procedures described under “Other Matters—Shareholder Proposals for 2011 Annual Shareholders’ Meeting”.

Director Independence

A majority of our directors must be independent, as determined by the Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee. For a director to be considered independent under the NYSE rules, the Board of Directors must affirmatively determine that the director does not have a material relationship with the Company other than as a director. The Board of Directors will consider all relevant facts and circumstances in making an independence determination, not only from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Our Nominating and Corporate Governance Committee and our General Counsel are authorized to make such inquiries and determinations as they believe necessary or appropriate in order to identify the relevant facts to be presented to and considered by the Board of Directors in making independence determinations.

The Board of Directors has adopted categorical standards to assist it in making its determinations of director independence required by the NYSE rules. The Director Independence Standards, which are consistent with the NYSE rules, describe certain relationships between the directors and the Company that the Board of Directors has determined to be categorically material and, therefore, to impair independence, as well as to be categorically immaterial and, therefore, not to impair independence.

A director may not be determined to be independent if the director has any of the following material relationships outlined in our Director Independence Standards:

•	The director is, or has been within the last three years, employed by the Company or an immediate family member is, or has been within the last three years, an executive officer of the Company.
•

The director or an immediate family member received more than $120,000 in direct compensation from the Company during any 12-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service.

•

With regard to the Company’s independent auditor, (a) the director is a current partner or employee of the auditor, (b) an immediate family member of the director is a current partner of the auditor, (c) an immediate family member of the director is a current employee of the auditor and personally works on the Company’s audit, or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of the auditor and personally worked on the Company’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, an executive officer of another company where any of the Company’s current executive officers at the same time serves or served on the compensation committee of the board of directors of the other company.

•

The director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years of the other company, exceeds the greater of $1 million or two percent of the consolidated gross revenues of the other company in the relevant fiscal year.

Additionally, each of the following relationships will be considered immaterial and will not, by itself, impair the director’s independence. Multiple relationships or transactions that individually are deemed immaterial shall not be deemed collectively to create a material relationship that would cause a director not to be independent.

The Board (on the recommendation of the Nominating and Corporate Governance Committee) may determine that a director who has a relationship that is not listed below, or that is listed but exceeds the limits below, is nonetheless independent. Furthermore, the fact that a director has a relationship that is not specifically permitted below does not create a presumption that the relationship is material. The Board will determine whether, after taking into account all relevant facts and circumstances, relationships or transactions that are not addressed or that exceed the thresholds are, in the Board’s judgment, material, and therefore whether the affected director is independent.

Transactions with the Company

•

The Company engages or has engaged in transactions with another company with which the director or a family member is associated but the other company is not a “Substantial Business Interest” of the director. For purposes of these standards, a “Substantial Business Interest” of a director is a company for which the director is an executive officer or

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employee, for which an immediate family member is an executive officer or for which the director and immediate family members own, directly or indirectly in the aggregate, a 10% or greater equity interest.

•

The Company engages or has engaged in transactions with another company that is a Substantial Business Interest of a director but the aggregate amount of all payments made to, or received from, the Company by the other company for property or services does not in either case exceed, in any of the last three fiscal years of the other company, the greater of $1 million or two percent of the consolidated gross revenues of the other company in the relevant fiscal year.

•

The director or any family member engages or has engaged in transactions with the Company that are not otherwise required to be disclosed under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

•

The Company provides brokerage or similar services to the director, a family member or a Substantial Business Interest in the ordinary course of business on terms that are substantially similar to those made available at the time to unrelated third parties, or to Company employees on a broad basis.

Indebtedness

•

The director or any family member is associated with another company that is indebted to the Company or to which the Company is indebted, but the other company is not a Substantial Business Interest of the director.

•

The Company is indebted to another company that is a Substantial Business Interest of the director or such other company is indebted to the Company but, in either case, (a) the total amount of indebtedness owed by the Company to the other company, or vice versa , in either case did not, at the end of the other company’s last fiscal year, exceed two percent of the other company’s total consolidated assets, (b) all the indebtedness was incurred and extended in the ordinary course of business of both the Company and the other company and (c) if any indebtedness was extended by the other company, the other company is a financial institution. Preferred stock need not be considered indebtedness if it does not have a fixed maturity date.

Charitable Contributions

•

The director or any family member is associated with a charitable organization to which the Company makes or has made charitable contributions, provided that the Company’s charitable contributions to the organization (other under a matching grant program) did not exceed, in any of the last three fiscal years of the charitable organization, the greater of $200,000 or two percent of the charitable organization’s consolidated gross revenues in the relevant fiscal year.

Share Ownership

•	The director or any family member owns, or is associated with another company that owns, directly or indirectly, capital shares of the Company (or rights to acquire such shares) in any number.

Employment and Compensation

•	A family member who is not an immediate family member currently serves the Company as an employee, adviser or consultant or in any other capacity, other than as an executive officer.
•	A family member who is not an immediate family member previously has served the Company in any capacity.
•

An immediate family member serves or has served the Company as an employee, adviser or consultant or in any other capacity, provided that he or she (a) is not and was not in the last three years an executive officer of the Company and (b) has not received direct compensation in excess of the $120,000 annual limit and is not expected to do so in the current fiscal year.

•

The director has received direct compensation from the Company in an amount that does not exceed the annual limit, provided that he or she is not expected to receive direct compensation in excess of that limit in the current fiscal year and is not and was not in the last three years an employee of the Company (not including, however, employment of such director as an interim Chairman, interim chief executive officer or other interim executive officer of the Company).

•

The director previously served as an executive officer or employee of the Company (not including, however, employment of such director as an interim Chairman, interim chief executive officer or other interim executive officer of the Company) or received compensation from the Company, but not within the last three years or currently.

Related-Party Transactions

•

The fact that a director or any family member has an interest in a transaction that the Company is required to disclose in its filings with the SEC as a related-party transaction or otherwise shall not, by itself, render the interest material for the purpose of these standards.

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The above summary is qualified in its entirety by the full text of our Director Independence Standards. The Director Independence Standards may be found on our website, www.mfglobalinvestorrelations.com, under the link “Corporate Governance”.

Based on the Director Independence Standards, the Board of Directors has determined that six of our eight nominees, Mr. Bolger, Ms. Fusco, Mr. Gelber, Mr. Glynn, Mr. Goldberg and Mr. Schamis, are “independent” under the standards described in the Listed Company Manual of the NYSE. In connection with the Board of Directors’ determination regarding the independence of each of the nominees, it also considered certain transactions, relationships and arrangements with MF Global and, as required, Man Group plc (our former parent until our initial public offering in July 2007) as follows.

In appointing Mr. Glynn as a member of the Audit and Risk Committee of the Board of Directors, the Board of Directors and the Nominating and Corporate Governance Committee considered the fact that Mr. Glynn currently serves as a member of the audit committees of three other non-U.S. public companies, and determined that such service does not impair Mr. Glynn’s ability to effectively serve on our Audit and Risk Committee. This determination is based on Mr. Glynn’s background, including his extensive experience in financial and accounting matters and service on other audit committees, and the fact that Mr. Glynn’s service on some of the other audit committees on which he currently serves is likely to require less of Mr. Glynn’s time due to the size of the other companies and the nature of their business.

In appointing Mr. Gelber as a member of the Audit and Risk Committee of the Board of Directors, the Board of Directors and the Nominating and Corporate Governance Committee considered the fact that Mr. Gelber currently serves as a member of the audit committees of three other non-U.S. public companies, and determined that such service does not impair Mr. Gelber’s ability to effectively serve on our Audit and Risk Committee. This determination is based on Mr. Gelber’s background, including his significant experience in financial and accounting matters and service on other audit committees, and the fact that Mr. Gelber’s service on some of the other audit committees on which he currently serves is likely to require less of Mr. Gelber’s time due to the size of two of the three other companies.

In June 2009, in accordance with our Related-Party Transactions Policy, the Nominating and Corporate Governance Committee considered and approved a proposed related-party transaction (the “S3 Transaction”) between one of our subsidiaries and S3 Partners, LLC (“S3”), a company in which one of our directors, Mr. Robert Sloan, has a majority interest. Mr. Sloan, as a then-member of the Nominating and Corporate Governance Committee, abstained from voting on the approval of the proposed related-party transaction. At that time, the Nominating and Corporate Governance Committee and the Board of Directors determined that if the S3 Transaction was commenced, Mr. Sloan would have a material relationship with us and, as a result, would no longer be independent pursuant to the NYSE rules. The S3 Transaction became effective on September 1, 2009. Effective on that date, the Board of Directors modified the composition of its Compensation and Nominating and Corporate Governance committees on which Mr. Sloan then sat, so that Mr. Sloan was not a continuing member of such committees. In addition, the Board of Directors determined that Mr. Sloan would remain on the Board of Directors notwithstanding the conclusion that Mr. Sloan would not be considered independent under the NYSE standards. Mr. Sloan has extensive knowledge of the products and markets the Company serves, as well as a strong executive corporate background Additional information concerning the S3 Transaction is included below in this Proxy Statement under “Certain Relationships and Related Transactions—Transaction with S3 Partners, LLC”.

In re-nominating Mr. Schamis as a director and a member of the Audit and Risk Committee and the Compensation Committee of the Board of Directors, the Board of Directors and the Nominating and Corporate Governance Committee considered the fact that Mr. Schamis is employed by J.C. Flowers as a Managing Director. J.C. Flowers advises a series of limited partnerships (the “JCF Funds”) that collectively hold the Series A Shares, which are convertible into shares of MF Global Common Stock. Pursuant to an investment agreement between the Company and J.C. Flowers II L.P. (“JCF Fund II”), the JCF Funds designated Mr. Schamis as its nominee for election to the Board of Directors. The Board of Directors has determined that Mr. Schamis’ affiliation with J.C. Flowers, a significant equity investor in MF Global, does not impair his ability to act independently of management and to serve as an independent director on the Board of Directors in accordance with the rules of the NYSE. The Board of Directors believes that J.C. Flowers’ interests are generally aligned with our shareholders. To the extent that the Board of Directors believes, or the Nominating and Corporate Governance Committee believes, that Mr. Schamis’ or J.C. Flowers’ interests conflict with or have the potential to conflict with the interests of our other shareholders with respect to a certain matter, or in the event that our Board of Directors or our Nominating and Corporate Governance Committee becomes aware of a conflict or potential conflict with respect to a certain matter, the Board of Directors will ask Mr. Schamis to absent himself from discussions and voting on such matter. Additional information concerning J.C. Flowers’ relationship and investment agreement with MF Global is included below in this Proxy Statement under “Certain Relationships and Related Transactions—Relationship with J.C. Flowers”.

During fiscal 2010, the Nominating and Corporate Governance Committee did not make any recommendations to the Board of Directors that the composition of the Board of Directors should change as a result of any significant changes in a director’s principal occupation or a director’s acceptance of an invitation to serve on another board.

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Board Role in Risk Oversight

The business and affairs of the Company are managed under the direction of the Board. The Board’s responsibility is to provide direction and oversight. The Board establishes the long-term objectives and strategy of the Company and oversees the performance of the Company’s business and management, including its risk management. The oversight of risk management is conducted primarily through the Audit and Risk Committee, but the full Board has retained responsibility for general oversight. The Board satisfies this responsibility through full reports by the Chairman of the Audit and Risk Committee regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company, including the Company’s Chief Risk Officer. The meeting agendas for the Audit and Risk Committee include review and discussion of quarterly reports prepared by the Chief Risk Officer, the Company’s enterprise risk management framework and governance model, enterprise risk management policy and related processes, the enterprise risk management committee charter (which the Audit and Risk Committee reviews and approves at least annually) and risk resources and training programs. The Chief Risk Officer is the chairman of the Company’s enterprise risk management committee.

The Board is responsible for approving the Company’s enterprise risk management policy, based on a recommendation from the Audit and Risk Committee, and approving the Company’s risk appetite and limits. The Company’s enterprise risk management approach flows from the Board, which determines the Company’s business strategy and risk appetite, and permeates through the Company via a culture that expects all employees to function as risk managers; a strong governance structure that clearly defines responsibilities; delegated authorities for risk control as well as risk taking; and documented policies and defined methodologies for risk identification, measurement, control and mitigation. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of the Company’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve its overall objectives.

Annual Shareholders’ Meeting Attendance; Board Meetings

Directors are expected to attend all Board meetings and meetings of committees on which they serve. Directors are also expected to attend each Annual Shareholders’ Meeting. Each then-director and nominee for director attended last year’s Annual Shareholders’ Meeting.

There were eleven meetings of the Board of Directors during fiscal 2010. Each of our directors attended at least 75% of the total number of meetings of the Board of Directors. Our Chairman of the Board participates in committee meetings. Ms. Carnwath has served as a member of the board of directors and chairman of the audit committee of our wholly-owned subsidiary, MF Global Holdings Europe Limited. Ms. Carnwath has not received any additional compensation from us for this service, which service may continue following her retirement from the Board in August 2010. We anticipate that in the Fall, Mr. Gelber will join the board of directors of MF Global Holdings Europe Limited and may transition to chairman of its audit committee. In this event, Mr. Gelber will receive additional compensation for these services.

In addition, our non-management directors meet periodically in executive session, which takes place without the presence of management. In her role as Chairman, during fiscal 2010, Ms. Carnwath presided at such executive sessions. In addition, during fiscal 2010, at least one executive session with independent directors was held, at which Mr. Goldberg, our Chairman of the Nominating and Corporate Governance Committee, presided. Since the appointment of Mr. Goldberg as the Board’s Lead Director, Mr. Goldberg will preside over all executive sessions.

Board Evaluation Program and Continuing Education

We believe the Board has developed an effective board and individual director evaluation program, which includes both oral and written components. With respect to evaluating the Board’s performance during fiscal 2010, directors were requested to complete various assessment tools, including those that are designed to gain information at the Board and committee level as well as those intended to enhance personal performance of our directors. In addition, the Chairman of the Nominating and Corporate Governance Committee met with directors individually to further evaluate board effectiveness. During this evaluation process, each committee reviews its charter and recommends to the Board of Directors such improvements (if any) to the committee’s charter as the committee deems appropriate. Charters have been updated through the year. Each of these charters is available on our website at www.mfglobalinvestorrelations.com, under the link “Corporate Governance”. Any shareholder can obtain a printed copy by sending a written request to our Corporate Secretary at 717 Fifth Avenue, New York, New York 10022 or companysecretary@mfglobal.com.

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All new directors participate in a new director orientation program. This program includes presentations by senior management to familiarize new directors with our management, lines of business, strategic plans, significant financial, accounting and risk management matters, compliance programs and various Company policies. Directors receive on-going continuing education through educational sessions at meetings and receive information about ongoing developments relevant to our Company and our industry. The Board also encourages directors to participate in continuing education programs and reimburses directors for the related expenses.

Committees

The Board has established four standing committees: Audit and Risk, Compensation, Nominating and Corporate Governance, and Executive. These committees act on behalf of the Board and report on their activities to the entire Board. The Board appoints the members of each committee based on the recommendation of the Nominating and Corporate Governance Committee.

The following table provides membership information for each of the Board’s standing committees as of the date of this Proxy Statement.

	Audit and Risk Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
David P. Bolger	✓		✓
Alison J. Carnwath
Jon S. Corzine				Chair
Eileen S. Fusco	Chair		✓	✓
David Gelber	✓	Chair		✓
Martin J. Glynn	✓	✓
Edward L. Goldberg		✓	Chair	✓
David I. Schamis	✓	✓

Audit and Risk Committee. The Audit and Risk Committee of our Board of Directors currently is comprised of Mr. Bolger, Ms. Fusco, Mr. Gelber, Mr. Glynn and Mr. Schamis, with Ms. Fusco serving as the committee Chairman. The Board of Directors has determined that each member of the Audit and Risk Committee is independent, financially literate under applicable NYSE standards, and is qualified as a financial expert under the rules of the Securities and Exchange Commission (the “SEC”). We believe that our Audit and Risk Committee meets the requirements for independence under the current rules of the NYSE and SEC. The Audit and Risk Committee held nine meetings during fiscal 2010. Each member of the Audit and Risk Committee attended 100% of the total number of meetings of the committee, other than Mr. Glynn who was unable to attend three meetings due to unexpected changes in the timing of some of these meetings.

Our Audit and Risk Committee is responsible for, among other things:

•	discussing the contents of our annual and quarterly consolidated financial statements with management and the Company’s independent public accountants;
•	overseeing the Company’s independent public accountants, including responsibility for selecting, retaining, evaluating and setting the compensation of our independent public accountants;
•	pre-approving all audit, audit-related, tax and non-audit services to be provided by the Company’s independent public accountants;
•	overseeing the internal audit function, including reviewing its audit plan and results of audit activities;
•

reviewing the Company’s enterprise risk management framework and related governance model, and discussing risk performance of the Company against the risk appetite statement adopted by the Board of Directors;

•	discussing significant legal, compliance and regulatory matters with each other, the Board of Directors and management; and
•

establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters. (The procedures established by the Audit and Risk Committee are accessible to a Company employee via the use of a hotline and/or web-based tool, each of which is posted on the Company’s intranet site.)

Compensation Committee. The Compensation Committee of our Board of Directors currently is comprised of Mr. Gelber, Mr. Glynn, Mr. Goldberg and Mr. Schamis, with Mr. Gelber serving as the committee Chairman. The Board of Directors has

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determined that each member of the Compensation Committee is independent under the NYSE standards, and that Mr. Gelber, Mr. Glynn and Mr. Goldberg, who compose a sub-committee of the Compensation Committee, are each an outside director for purposes of Section 162(m) of the Internal Revenue Code and a non-employee director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). The sub-committee of the Compensation Committee is responsible for approving certain aspects of compensation pursuant to Section 162(m) of the Internal Revenue Code and Rule 16b-3 of the Exchange Act (and exercises such other authority as the Board of Directors or the Compensation Committee may delegate to the sub-committee from time to time). We believe that our Compensation Committee meets the requirements for independence under the current rules of the NYSE. The Compensation Committee held six meetings during fiscal 2010. Each member of the Compensation Committee attended over 80% of the total number of meetings of the committee.

The Compensation Committee is responsible for, among other things:

•	reviewing the Company’s general compensation philosophy;
•	determining and approving the compensation of the Company’s Chief Executive Officer and the compensation of the Company’s other executive officers;
•	overseeing the Company’s management development and succession planning programs;
•	administering the Company’s compensation plans; and
•	preparing information and reporting on executive compensation required by the rules and regulations of the Securities and Exchange Commission.

Pursuant to its charter and as discussed above, the Compensation Committee may, as it deems appropriate, form and delegate authority to sub-committees of the Compensation Committee, including the approval to grant awards and other transactions and other responsibilities regarding the administration of compensatory plans and programs. The Compensation Committee has delegated to our Chief Executive Officer and Chairman of the Compensation Committee, acting together, the authority, under our Amended and Restated 2007 Long Term Incentive Plan, as it may be amended from time to time, and any new equity plan(s), to approve off-cycle equity compensation awards in limited circumstances, and to accelerate vesting and/or to extend the exercisability of awards. In addition, the Compensation Committee’s delegation includes a delegation to the Company’s Global Head of Human Resources to determine matters relating to vesting of awards upon certain events. The delegation of authority does not apply to individuals designated as “executive officers” by the Board of Directors or who are “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code and does not cover grants that would fail to be exempt under Section 16(b) of the Exchange Act if made pursuant to the delegation of authority. Reports of actions taken or grants made pursuant to the delegation of authority are included in the materials presented at regularly scheduled meetings of the Compensation Committee.

The Compensation Committee may retain and/or terminate outside compensation consulting firms to assist in the evaluation of executive officer compensation. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting, and other advisors. Prior to March 2010, the Compensation Committee retained Mercer Human Resource Consulting (“Mercer”) as its independent compensation consultant. In March 2010, the Compensation Committee engaged Pearl Meyer & Partners as its independent compensation consultant. The Compensation Committee’s use of compensation consultants is described below under “Executive Compensation—Compensation Discussion and Analysis—Use of Compensation Consultants and Other Advisors”.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of our Board of Directors currently is comprised of Mr. Bolger, Ms. Fusco and Mr. Goldberg, with Mr. Goldberg serving as the committee Chairman. The Board of Directors has determined that each of Mr. Bolger, Ms. Fusco and Mr. Goldberg is an independent director under the NYSE standards. We believe that our Nominating and Corporate Governance Committee meets the requirements for independence under the current rules of the NYSE. The Nominating and Corporate Governance Committee held three meetings during fiscal 2010. Each member of the Nominating and Corporate Governance Committee attended 100% of the total number of meetings of the committee.

The Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying and recommending individuals to the Board of Directors for nomination as members of the Board of Directors and its committees;
•	reviewing periodically the standards to be applied in making determinations as to the independence of each director;
•	reviewing and approving related-party transactions;
•	developing and recommending to the Board of Directors the Company’s Corporate Governance Guidelines and the Company’s Code of Business Conduct and Ethics; and
•	overseeing the evaluation of the Board of Directors and its committees.

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Executive Committee. The Executive Committee of our Board of Directors is comprised of the Company’s Chairman of the Board and Chief Executive Officer and each Chairman of a standing committee, currently Mr. Corzine, Ms. Fusco, Mr. Gelber and Mr. Goldberg, with Mr. Corzine serving as the committee Chairman. The Executive Committee is responsible for, among other things, overseeing the business and affairs of the Company between meetings of the Board of Directors. No meetings of the Executive Committee were held during fiscal 2010.

Compensation of Directors

For fiscal 2010, non-employee director compensation was comprised of:

•	an annual fee of $250,000, in the form of cash or restricted shares of Common Stock awarded under our Amended and Restated 2007 Long Term Incentive Plan, as elected by a director;
•	for our non-employee Chairman, Ms. Carnwath, an additional annual fee of $500,000 paid in cash; and
•	reimbursement for reasonable out-of-pocket expenses incurred in connection with services on the Board of Directors.

Directors who are our employees receive no additional compensation as directors. Generally, directors are entitled to receive their annual fee upon their election to the Board of Directors, but the payment of the fee is spread over the one-year period beginning on their election at an Annual Shareholders’ Meeting and paid on the last day of each fiscal quarter of service. For directors not elected at an Annual Shareholders’ Meeting, the annual fee is pro rated and paid in equal installments on the remaining quarterly payment dates on which the annual fee is paid. Directors who elected to receive all or a portion of their annual fee for fiscal 2010 in the form of restricted shares of Common Stock were granted their restricted shares of Common Stock at the Board of Directors meeting immediately following the 2009 Annual Shareholders’ Meeting or, if later, their election to the Board of Directors based on the closing price of the Company’s Common Stock on the NYSE on such date. These restricted stock awards vest in four equal installments (or, if the director joins the Board of Directors other than in connection with being elected at an Annual Shareholders’ Meeting, in equal installments on the remaining quarterly payment dates on which the annual fee is paid) on the same dates that cash fees are normally paid, on the last day of each fiscal quarter of service, with vesting subject to continued service.

Each non-employee committee chairman received an additional annual fee , paid in cash, the amount of which differs depending upon the committee as follows: Audit and Risk Committee, $25,000; Compensation Committee, $10,000; and Nominating and Corporate Governance, $10,000.

The Compensation Committee periodically evaluates our non-employee director compensation. In March 2010, the Compensation Committee retained Pearl Meyer & Partners as its independent compensation consultant, to, among other things, evaluate MF Global’s non-employee director compensation relative to financial services and general industry practices. The Compensation Committee believes that a competitive director compensation program is necessary to attract talented directors with skills and abilities that appeal to a variety of companies within the financial services sector.

Following its review, Pearl Meyer & Partners confirmed, and the Compensation Committee and the Board of Directors re-affirmed, that the non-employee director compensation program approved during fiscal 2009 to be effective following the 2010 Annual Shareholders’ Meeting remained appropriate as follows:

•	annual fee of $200,000 (reduced from $250,000), 50% of which will be paid in restricted shares of Common Stock, vesting quarterly;
•	for our Lead Director, an additional annual fee of $25,000 paid in cash quarterly; and
•	the implementation of share ownership guidelines (described below).

Committee chairman fees will not change. Fees will continue to be paid to our directors on the last day of each fiscal quarter of service. The portion of the annual fee paid in the form of restricted Common Stock will be granted at the Board meeting following the Annual Shareholders’ Meeting, based on the closing price of the Company’s Common Stock on the NYSE on such grant date, and will vest in four equal installments on the same dates that cash fees are normally paid, on the last day of each fiscal quarter of service.

The Board of Directors has also adopted share ownership guidelines requiring directors to own Common Stock or certain securities convertible into Common Stock equal to at least three times the cash portion of a director’s annual fee (the annual cash portion of the annual fee being $100,000). Although the majority of our directors already hold meaningful amounts of equity in our Company, the Board of Directors adopted specific share ownership guidelines to underscore the importance of demonstrating that their financial interests were aligned with our shareholders. The share ownership guidelines provide that the directors will have three years following the implementation of the new director compensation program, or if later, their election to the Board of Directors, to attain their target minimum share ownership levels. In determining whether the target minimum share ownership level has been achieved, pre-existing ownership of our Common Stock (whether Common Stock

18

purchased in the open market or received upon the vesting of restricted Common Stock) will be taken into account, with ownership of all Common Stock to be valued at the greater of cost or market value. Once a director satisfies the target minimum share ownership level, the director will be deemed to meet the share ownership guidelines regardless of market fluctuations provided that the director continues to hold all of the Common Stock that was taken into account in satisfying the ownership guidelines until retirement or termination of Board service.

We strongly believe that the new non-employee director compensation program will provide us with the ability to attract and retain talented directors who can contribute to the long-term strategic development of MF Global. The new non-employee director compensation program incorporates an appropriately-sized equity-based component into our director’s pay program, and thereby aligns the interests of our non-employee directors with the interests of our shareholders. This new pay program is effective immediately following the 2010 Annual Shareholders’ Meeting. Mr. Schamis’ fee, which is paid directly to J.C. Flowers, will remain paid in cash.

The following table contains information with respect to the fees and other compensation paid to non-employee directors under the current pay program during fiscal 2010.

FISCAL 2010 DIRECTOR COMPENSATION

Name	Total Fees Earned or Paid in Cash (1)
David P. Bolger (2)	$125,000
Alison J. Carnwath (3)	750,000
Eileen S. Fusco (4)	275,000
David Gelber (5)	130,000
Martin J. Glynn (6)	250,000
Edward L. Goldberg (7)	260,000
David I. Schamis (8)	250,000
Lawrence M. Schloss (9)	206,250
Robert S. Sloan (10)	250,000

(1)	In accordance with SEC regulations, the amounts shown in this column include annual directors’ fees without giving effect to each director’s election to receive all or a portion of their annual fee in the form of restricted shares of Common Stock. Directors who elected to receive all or a portion of their annual fee for fiscal 2010 in the form of restricted shares of Common Stock were granted their restricted shares of Common Stock at the Board of Directors meeting immediately following the 2009 Annual Shareholders’ Meeting (August 13, 2009) or, if later, their election to the Board of Directors based on the closing price of the Company’s Common Stock on the NYSE on such date. These restricted stock awards vest in four equal installments (or, if the director joins the Board of Directors other than in connection with being elected at an Annual Shareholders’ Meeting, in equal installments on the remaining quarterly installment dates on which the annual fee is paid) on the same dates that cash fees are normally paid, on the last day of each fiscal quarter of service, with vesting subject to continued service. Accordingly, the first quarterly payment of fees (or vesting of restricted stock) for a director elected at the 2009 Annual Shareholder’s Meeting occurred on September 30, 2009 and the last quarterly payment of fees (or vesting of restricted stock) will take place on June 30, 2010.
(2)	In connection with his appointment to our Board of Directors, Mr. Bolger elected to receive all of his pro rated annual directors’ fee in the form of 19,083 shares of restricted Common Stock, to vest in two equal quarterly installments starting on March 31, 2010. The amount of restricted Common Stock granted to Mr. Bolger in fiscal 2010 was based upon the closing price of the Company’s Common Stock on the NYSE on January 29, 2010, the date these shares of restricted Common Stock were granted, which was $6.55 per share.
(3)	In connection with her election at our 2009 Annual Shareholders’ Meeting to our Board of Directors, Ms. Carnwath elected to receive all of the $750,000 annual directors’ fee in cash, to be paid in four equal quarterly installments starting on September 30, 2009. In recognition of the time that Ms. Carnwath was expected to spend in New York during her service, we agreed to provide her with use of a corporate apartment, with rental costs not to exceed $15,250 per month. The corporate apartment has been used only for business purposes and is available to our officers when not in use by Ms. Carnwath. This business expense is not reflected in this table. The Company will not be renewing the corporate apartment lease following Ms. Carnwath’s retirement from the Board. Ms. Carnwath is not standing for re-election at our 2010 Annual Shareholders’ Meeting.
(4)	In fiscal 2010, Ms. Fusco earned $25,000 from her service as Chairman of the Audit and Risk Committee of our Board of Directors. In connection with her election at our 2009 Annual Shareholders’ Meeting to our Board of Directors, Ms. Fusco elected to receive $50,000 of the $250,000 annual directors’ fee in the form of 7,496 shares of restricted Common Stock, to vest in four equal quarterly installments starting on September 30, 2009. The amount of restricted Common Stock granted to Ms. Fusco in 2009 was based upon the closing price of the Company’s Common Stock on the NYSE on August 13, 2009, the date these shares of restricted Common Stock were granted, which was $6.67 per share.

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(5)	In fiscal 2010, Mr. Gelber earned $5,000 from his service as Chairman of the Compensation Committee of our Board of Directors, of which $2,500 was paid on March 31, 2010 and the balance will be paid on June 30, 2010. In connection with his appointment to our Board of Directors, Mr. Gelber elected to receive $41,667 of the pro rated $250,000 annual directors’ fee in the form of 6,361 shares of restricted Common Stock, to vest in two equal quarterly installments starting on March 31, 2010. The amount of restricted Common Stock granted to Mr. Gelber in 2010 was based upon the closing price of the Company’s Common Stock on the NYSE on January 29, 2010, the date these shares of restricted Common Stock were granted, which was $6.55 per share.
(6)	In connection with his election at our 2009 Annual Shareholders’ Meeting to our Board of Directors, Mr. Glynn elected to receive all of the $250,000 annual directors’ fee in cash, to be paid in four equal quarterly installments starting on September 30, 2009.
(7)	In fiscal 2010, Mr. Goldberg earned $10,000 from his service as Chairman of the Nominating and Corporate Governance Committee of our Board of Directors. In connection with his election at our 2009 Annual Shareholders’ Meeting to our Board of Directors, Mr. Goldberg elected to receive $75,000 of the $250,000 annual directors’ fee in the form of 11,244 shares of restricted Common Stock, to vest in four equal quarterly installments starting on September 30, 2009. The amount of restricted Common Stock granted to Mr. Goldberg in 2009 was based upon the closing price of the Company’s Common Stock on the NYSE on August 13, 2009, the date these shares of restricted Common Stock were granted, which was $6.67 per share. The amount of fees paid in cash include $40,000 paid in June 29, 2009, which represents the final quarterly payment of Mr. Goldberg’s annual directors’ fees for fiscal 2009.
(8)	In connection with his election at our 2009 Annual Shareholders’ Meeting to our Board of Directors, Mr. Schamis elected to receive all of the $250,000 annual directors’ fee in cash, to be paid in four equal quarterly installments starting on September 30, 2009. Mr. Schamis’ annual director’s fee is paid directly to J.C. Flowers & Co. LLC.
(9)	In fiscal 2010, Mr. Schloss earned $8,333 from his service as Chairman of the Compensation Committee of our Board of Directors. In connection with his election at our 2009 Annual Shareholders’ Meeting to our Board of Directors, Mr. Schloss elected to receive $125,000 of the $250,000 annual directors’ fee in the form of 18,740 shares of restricted Common Stock, to vest in four equal quarterly installments starting on September 30, 2009. As a result of his resignation as a director in January 2010, Mr. Schloss forfeited 9,370 shares of restricted Common Stock. The amount of restricted Common Stock granted to Mr. Schloss in 2009 was based upon the closing price of the Company’s Common Stock on the NYSE on August 13, 2009, the date these shares of restricted Common Stock were granted, which was $6.67 per share.
(10)	In connection with his election at our 2009 Annual Shareholders Meeting to our Board of Directors, Mr. Sloan elected to receive $50,000 of the $250,000 annual directors’ fee in the form of 7,496 shares of restricted Common Stock, to vest in four equal quarterly installments starting on September 30, 2009. The amount of restricted Common Stock granted to Mr. Sloan in 2009 was based upon the closing price of the Company’s Common Stock on the NYSE on August 13, 2009, the date these shares of restricted Common Stock were granted, which was $6.67 per share.

The following table sets forth the unvested equity awards held by each non-employee director as of March 31, 2010.

Name	Number of Restricted Stock Awards Outstanding (1)
David P. Bolger	9,542
Alison J. Carnwath	100,000
Eileen S. Fusco	1,874
David Gelber	3,181
Martin J. Glynn	—
Edward L. Goldberg	2,811
David I. Schamis	—
Robert S. Sloan	1,874

(1)	This column includes the one-time grant of 100,000 shares of restricted Common Stock to Ms. Carnwath in connection with our initial public offering (which will vest in full in July 2010) and the unvested installments of the restricted stock awards that non-employee directors (other than Ms. Carnwath) received as a result of their elections to receive all or a portion of their regular annual fee in the form of an award of restricted Common Stock. Ms. Carnwath is not standing for re-election at our 2010 Annual Shareholders’ Meeting.

Involvement in Certain Legal Proceedings

There are no pending legal proceedings to which any director, officer, nominee or principal shareholder, or any affiliate thereof, is a party adverse to the Company or has a material interest adverse to the Company.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics, which outlines the laws, rules and regulations and the Company policies that govern the activities of the Company and sets the standards of business behavior and ethics that apply across the Company. The Code of Business Conduct and Ethics applies to every director and employee of the Company and each subsidiary. All directors and employees are required to read and abide by the Code.

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Policy Regarding Communications with the Board of Directors and our Non-Management Directors

The Board of Directors and our non-management directors are interested in receiving communications from shareholders and other interested parties. Shareholders and other interested parties may communicate with the Board of Directors by writing to the Board of Directors, in care of our Corporate Secretary at 717 Fifth Avenue, New York, New York 10022 or companysecretary@mfglobal.com. Our Corporate Secretary will acknowledge the communication and forward all communication she receives from shareholders to the Lead Director or to the non-management directors of the Board of Directors as a group. Our Shareholder Communication Policy, which details how to contact our Board of Directors is available on our website, www.mfglobalinvestorrelations.com, under the link “Corporate Governance”.

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, no member of the Compensation Committee served as an officer or employee of MF Global at any time or had any relationship with MF Global requiring disclosure as a related-party transaction. During fiscal 2010, none of our executive officers served as a member of the board of directors or compensation committee of any unrelated entity that had one or more executive officers serving on our Board or Compensation Committee.

Termination of Shareholders’ Rights Plan

We adopted a shareholders’ rights plan in connection with our initial public offering in July 2007, a description of which can be found in our SEC filings. In May 2010, the Board of Directors terminated such plan effective June 1, 2010, which originally was set to expire in July 2010.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of April 30, 2010, unless otherwise specified, regarding the beneficial ownership of our Common Stock for:

•	each person who is known by us to own beneficially 5% or more of our outstanding Common Stock;
•	each of our directors and each of our named executive officers (unless otherwise indicated, the business address of each such person is 717 Fifth Avenue, New York, New York 10022); and
•	all of our current directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of April 30, 2010 are considered outstanding and beneficially owned by the person holding the options or warrants for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each shareholder identified in the table possesses sole voting and investment power over all shares of our Common Stock shown as beneficially owned by that shareholder. The table below does not reflect the shares of our Common Stock that were sold by Man Group plc in August 2009. Please see footnote 1 below the table. Percentage of beneficial ownership is based on the number of shares of our Common Stock outstanding as of the date of this Proxy Statement, unless otherwise specified. As of April 30, 2010, we had 121,807,105 shares of Common Stock issued and outstanding.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner (1)	Shares	Percentage
5% Holder:
FMR LLC (2)	13,106,945	10.8%
J.C. Flowers Group (3)	12,000,000	9.0%
Cadian Capital Management, LLC (4)	8,673,534	7.1%
Columbia Wagner Asset Management LP (5)	7,931,500	6.5%
Guardian Life Insurance Company of America (6)	7,462,513	6.1%
Samlyn Capital, LLC (7)	7,206,367	5.9%
Franklin Templeton Investments Corp. (8)	7,103,210	5.8%
Vaughan Nelson Investment Management, Inc. (9)	7,095,290	5.8%
Directors and Executive Officers:
David P. Bolger (10)	19,083	*
Alison J. Carnwath (11)	136,500	*
Jon S. Corzine	0	—
Bernard W. Dan (12)	142,126	*
Laurie R. Ferber (13)	94,839	*
Eileen S. Fusco (14)	56,270	*
David Gelber (15)	6,361	*
Martin J. Glynn	39,062	*
Edward L. Goldberg (16)	38,535	*
J. Randy MacDonald (17)	383,352	*
Michael K. Roseman	0	—
James L. Rowsell (18)	93,393	*
David I. Schamis (19)	12,000,000	9.0%
Robert S. Sloan (20)	15,219	*
All current directors and executive officers as a group (17 persons): (21)	13,235,934	9.8%

*	Represents less than 1%.
(1)

Man Group plc is not included in this beneficial ownership table because all of Man Group’s shares of our Common Stock are subject to a Variable Forward Sale Agreement (the “VFS Agreement”) entered into by Man Group UK Limited. The VFS Agreement obligates Man Group UK Limited to deliver to its counterparty up to an aggregate of 22,252,667 shares of our Common Stock (Man Group UK Limited’s entire ownership stake in us) in four installments beginning on each of the 32nd, 36th, 40th and 44th months after August 13, 2009, with each nearly equal installment spread over a 30 trading day period. The VFS Agreement provides that Man Group UK Limited does not retain any power to vote, or to direct the voting of, these shares pending the ultimate settlement of the VFS Agreement. Accordingly, Man Group plc

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has disclaimed beneficial ownership of all of these shares pursuant to Rule 13d-4 of the Securities Exchange Act of 1934. This information is based on publicly available reports filed on February 16, 2010 with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934. Man Group plc’s address is Sugar Quay, Lower Thames Street, London, EC3R 6DU, United Kingdom. Man Group plc is the beneficial owner of all Common Stock owned of record by Man Group UK Limited, a wholly-owned subsidiary of Man Group plc. Man Group plc is managed, and its investment decisions are made, by its board of directors and is a public company listed on the London Stock Exchange. More recently, based on a Form 4 report filed on May 28, 2010, we understand that Man Group has terminated the VFS Agreement and sold its entire beneficial interest in our Common Stock.
(2)	FMR LLC’s address is 82 Devonshire Street, Boston, MA 02109. FMR LLC is a Delaware limited liability company and may be deemed the beneficial owner of all of the shares. This information is based on a Schedule 13G filed on February 16, 2010 with the SEC pursuant to Section 13 of the Exchange Act.
(3)

The J.C. Flowers Group’s address is c/o J.C. Flowers & Co. LLC, 717 Fifth Avenue, 26th Floor, New York, New York. The J.C. Flowers Group collectively owns 1,500,000 Series A Shares, which are generally convertible at the option of the Group into 12,000,000 shares of Common Stock. The J.C. Flowers Group includes : JCF MFG Holdco LLC (“JCF MFG Holdco”), JCF Fund II, J.C. Flowers II-A L.P. (“JCF Fund II-A”), J.C. Flowers II-B L.P. (“JCF Fund II-B”), and Financial Service Opportunities L.P. (“FSO”, and together with JCF Fund II, JCF Fund II-A and JCF Fund II-B, the “JCF Funds”). Each of (a) JCF Associates II L.P., as the general partner of JCF Fund II and JCF Fund II-B, (b) JCF Associated II Ltd., as the general partner of JCF II L.P. (“JCF II Ltd.”), (c) JCF Associates II-A L.P., as the general partner of JCF Fund II-A, (d) JCF Associates II-A LLC, as the general partner of JCF II-A L.P., (e) FSO GP L.P., as the general partner of FSO, (f) FSP GP Ltd., as the general partner of FSO L.P. and (g) Mr. J. Christopher Flowers, as the sole director of JCF Associates II Ltd and FSO GP Ltd. and the sole managing member of JCF II-A LLC, may be deemed to share beneficial ownership of, or to hold shared voting or dispositive rights with respect to, the Series A Shares. However, each of the parties listed in the foregoing clauses (a) through (g) expressly disclaims beneficial ownership of such shares except to the extent of any indirect pecuniary interest therein. This information is based on a Schedule 13D filed on July 28, 2008 with the SEC pursuant to Section 13 of the Exchange Act, as amended by a Schedule 13D/A filed on February 16, 2010. To determine ownership percentage, we used 133,807,105 shares as the divisor.

(4)

Cadian Capital Management, LLC’s address is 461 Fifth Avenue, 24th Floor, New York, New York 10017. Cadian Capital Management, LLC is a Delaware limited liability company that beneficially owns our Common Stock. This information is based on a Schedule 13G/A filed on February 16, 2010 with the SEC pursuant to Section 13 of the Exchange Act.

(5)	Columbia Wagner Asset Management LP’s address is 227 West Monroe Street, Suite 3000, Chicago, IL 60606. Columbia Wagner Asset Management LP is a Delaware limited partnership and an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). This information is based on a Schedule 13G/A filed on February 11, 2010 with the SEC pursuant to Section 13 of the Exchange Act.
(6)	Guardian Life Insurance Company of America’s address is c/o RS Investment Management Co. LLC, 388 Market Street, Suite 1700, San Francisco, CA 94111. Guardian Life Insurance Company of America is a New York mutual life insurance company that beneficially owns our Common Stock. This information is based on a Schedule 13G filed on February 11, 2010 with the SEC pursuant to Section 13 of the Exchange Act.
(7)

Samlyn Capital LLC’s address is 527 Madison Avenue, 17th Floor, New York, New York 10022. Samlyn Capital, LLC is a Delaware limited liability company that beneficially owns our Common Stock. This information is based on a Schedule 13G/A filed on August 21, 2009 with the SEC pursuant to Section 13 of the Exchange Act.

(8)	Franklin Templeton Investments Corp.’s address is 200 King street West, Suite 1500, Toronto, Ontario, Canada M5H3T4, although the other members of the filing group list as their address One Franklin Parkway, San Mateo, CA 94403-1906. Franklin Templeton Investments Corp. is a Canadian company which holds our Common Stock under its management and control. This information is based on a Schedule 13G filed on February 9, 2010 with the SEC pursuant to Section 13 of the Exchange Act.
(9)	Vaughan Nelson Investment Management, Inc.’s address is 600 Travis Street, Suite 6300, Houston, Texas 77002. Vaughan Nelson Investment Management, Inc. is a Delaware corporation which holds our Common Stock under its management and control. This information is based on a Schedule 13G filed on February 9, 2010 with the SEC pursuant to Section 13 of the Exchange Act.
(10)	Of these shares, 9,542 represent restricted shares of Common Stock that Mr. Bolger is deemed to beneficially own pursuant to his election to receive his pro rated $250,000 annual director fee in the form of Common Stock. Mr. Bolger has voting rights, but not dispositive rights with respect to these shares. The balance of the Common Stock is owned by the director and is not subject to any restrictions.
(11)	Of these shares, 100,000 represent restricted shares of Common Stock Ms. Carnwath is deemed to beneficially own following her initial award of restricted Common Stock granted in connection with our initial public offering. Ms. Carnwath has voting rights, but not dispositive rights, with respect to these shares. These shares of restricted Common Stock will vest in full on July 18, 2010, subject to Ms. Carnwath’s continued service as a member of our Board of Directors. The balance of the Common Stock is owned by the director and is not subject to any restrictions.
(12)	Includes vested stock options representing the right to purchase 83,334 shares of Common Stock, in each case subject to the terms and conditions of our Amended and Restated 2007 Long Term Incentive Plan. Mr. Dan’s beneficial ownership information is provided as of May 16, 2010, the effective date of his termination as an employee of the Company.
(13)	Includes stock options that will vest within the next 60 days representing the right to purchase 94,339 shares of Common Stock, the vesting and exercise provisions of which is subject to the terms and conditions of our Amended and Restated 2007 Long Term Incentive Plan. Also includes 500 shares of Common Stock owned by the executive’s spouse.

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(14)	Of these shares, 1,874 represent shares of restricted Common Stock that Ms. Fusco is deemed to beneficially own pursuant to her election to receive her $250,000 annual director fee in the form of Common Stock. Ms. Fusco has voting rights, but not dispositive rights with respect to these shares. The balance of the Common Stock is owned by the director and is not subject to any restrictions.
(15)	Of these shares, 3,181 represent shares of restricted Common Stock that Mr. Gelber is deemed to beneficially own pursuant to his election to receive his pro rated $250,000 annual director fee in the form of Common Stock. Mr. Gelber has voting rights, but not dispositive rights with respect to these shares. The balance of the Common Stock is owned by the director and is not subject to any restrictions.
(16)	Of these shares, 2,811 represent shares of restricted Common Stock that Mr. Goldberg is deemed to beneficially own pursuant to his election to receive a portion of his $250,000 annual director fee in the form of Common Stock. Mr. Goldberg has voting rights, but not dispositive rights with respect to these shares. The balance of the Common Stock is owned by the director and is not subject to any restrictions.
(17)	Includes stock options that will vest within the next 60 days representing the right to purchase 56,307 shares of Common Stock and 56,307 restricted stock units that will vest within the next 60 days, in each case subject to the terms and conditions of our Amended and Restated 2007 Long Term Incentive Plan.
(18)	Includes stock options that will vest within the next 60 days representing the right to purchase 30,030 shares of Common Stock and 30,030 restricted stock units that will vest within the next 60 days, as well as vested stock options representing the right to purchase 33,333 shares of Common Stock, in each case subject to the terms and conditions of our Amended and Restated 2007 Long Term Incentive Plan.
(19)	Mr. Schamis is an employee of J.C. Flowers & Co. LLC, which acts as an investment advisor to the JCF Funds, and the owner of indirect minority interests in such funds. However, Mr. Schamis does not have any voting or dispositive rights with respect to the Series A Shares held by the JCF Funds and disclaims beneficial ownership thereof except to the extent of any indirect pecuniary interest therein. To determine ownership percentage, we used 133,807,105 shares as the divisor.
(20)	Of these shares, 1,874 represent shares of restricted Common Stock that Mr. Sloan is deemed to beneficially own pursuant to his election to receive a portion of his $250,000 annual director fee in the form of Common Stock. Mr. Sloan has voting rights, but not dispositive rights with respect to these shares. The balance of the Common Stock is owned by the director and is not subject to any restrictions.
(21)	For the avoidance of doubt, this group excludes Mr. Dan. To determine ownership percentage, we used 133,807,105 shares as the divisor.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors adopted a written policy providing that the Nominating and Corporate Governance Committee review and approve transactions in excess of $120,000 of value in which we participate and in which any “Related Party” has or will have a direct or indirect material interest. “Related Party” is defined as a director or director nominee, an executive officer, a person known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities or a person known by the Company to be an immediate family member of any of the foregoing. Under this policy, the Nominating and Corporate Governance Committee is to obtain all information it believes to be relevant to a review and approval of these transactions. After consideration of the relevant information, the Nominating and Corporate Governance Committee is to approve only those related-party transactions that they determine are not inconsistent with the best interests of the Company. In determining whether to approve a Related-Party Transaction, the Nominating and Corporate Governance Committee will consider, among other factors, the following factors to the extent relevant to the Related-Party Transaction:

•	whether the terms of the Related-Party Transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a Related Party;
•	whether there are business reasons for the Company to enter into the Related-Party Transaction;
•	whether the Related-Party Transaction would impair the independence of a non-management director; and
•

whether the Related-Party Transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or Related Party, the direct or indirect nature of the director’s, executive officer’s or Related Party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Committee deems relevant.

Notwithstanding the foregoing, the following shall not be Related-Party Transactions:

•

Any transaction or relationship involving a director or a director’s immediate family member that is (1) of a kind specifically deemed not to preclude independence under the NYSE director independence standards then in effect or (2) deemed to be immaterial under any director independence standards of the Company which may then be in effect.

•	Indemnification payments made pursuant to the Company’s by-laws or pursuant to any agreement or instrument.
•	Any transaction that involves the providing of compensation to a director or executive officer for their services in that capacity.

All Related-Party Transactions must be approved or ratified by the Nominating and Corporate Governance Committee or the Board of Directors in accordance with our policy. A Related-Party Transaction entered into without pre-approval of the Nominating and Corporate Governance Committee or the Board of Directors shall not be deemed to violate this policy, or be invalid or unenforceable, as long as the transaction is brought to either body within a reasonable period of time after it is entered into or comes to the attention of the appropriate personnel.

Relationship with J.C. Flowers

We signed a definitive agreement, dated as of May 20, 2008 and as amended on June 10, 2008, which we refer to as the “investment agreement”, with J.C. Fund II, an affiliate of J.C. Flowers, pursuant to which J.C. Flowers agreed to provide a commitment of up to $300.0 million toward the sale of equity or equity-linked securities. Under the terms of the investment agreement, on July 18, 2008, J.C. Flowers purchased $150.0 million in aggregate liquidation preference of a new series of equity securities in the form of convertible preferred shares, which we have designated the Series A Shares. The proceeds from the investment agreement were used to repay a portion of a bridge facility that was to mature on December 12, 2008.

Subject to certain exceptions, none of the Series A Shares sold to J.C. Flowers were permitted to be transferred for a period of 12 months after closing and J.C. Flowers may not beneficially own 20% or more of our outstanding Common Stock for a period of three years after the closing, which was July 18, 2008. Immediately prior to signing the definitive agreement with J.C. Flowers, we also amended our shareholder rights plan to exclude J.C. Flowers (including any affiliate of J.C. Flowers), after the first time it becomes the beneficial owner of 15% or more of our Common Stock, and until such time as either it falls below the threshold or becomes the owner of 20% or more of our Common Stock, from the provision that triggers the rights plan when any person acquires 15% or more of our issued and outstanding Common Stock without approval of our Board.

Each Series A Share is convertible at any time at the option of the holder into our Common Stock at the rate of eight shares of Common Stock per Series A Share, representing an initial conversion price of $12.50 per share of Common Stock. The conversion rate and the conversion price are subject to adjustments in certain circumstances. Dividends on the Series A Shares are

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cumulative at the rate of 10.725% per annum, payable in cash or Common Stock, at our option, and holders will participate in Common Stock dividends, if any. Dividends are payable if, as and when determined by the Board of Directors, but if not paid they accumulate and dividends accrue on the arrearage at the same annual rate. Accumulated dividends on the Series A Shares become payable in full upon any conversion or any liquidation of us. We will not be permitted to pay any dividends on or to repurchase our Common Stock during any period when dividends on the Series A Shares are in arrears. Holders will have the right to vote with holders of the Common Stock on an “as-converted” basis. We may require the holders to convert the Series A Shares at any time after May 15, 2013 when the closing price of our Common Stock exceeds 125% of the conversion price for a specified period. In accordance with certain adjustment provisions of the investment agreement with J.C. Flowers, which were triggered as a result of our issuance and sale of our 9.75% Non-Cumulative Convertible Preferred Stock, Series B and certain 9.00% Convertible Senior Notes on June 25, 2008, we reduced the purchase price paid by J.C. Flowers by approximately $36.3 million and reset the annual dividend rate on the Series A Shares from 6.00% to 10.725%. The dividend rate of the Series A Shares will remain at 10.725% until J.C. Flowers sells those Series A Shares. We also reduced the purchase price by an additional $4.5 million in respect of J.C. Flowers’ commitment to purchase more Series A Shares than we sold to it, and we reimbursed J.C. Flowers for certain transaction-related expenses.

In connection with the investment, J.C. Flowers was granted the right to appoint one director to our Board of Directors. Pursuant to this right, on July 29, 2008, Mr. David I. Schamis was appointed to our Board of Directors. In addition, if we fail to pay dividends on the Series A Shares for six quarterly periods, whether or not consecutive, the holders of the Series A Shares will have the right as a class to elect two additional directors to our Board of Directors. The terms of the J.C. Flowers transaction are described in our current reports on Form 8-K filed with the SEC on May 23, 2008 and July 18, 2008, which we incorporate herein by reference (except for any portion of such reports which are furnished rather than filed).

Upon consummation of the J.C. Flowers investment on July 18, 2008, we entered into an agreement to grant J.C. Flowers registration rights with respect to the Series A Shares and the Common Stock into which the Series A Shares may be converted. Under the registration rights agreement, we must, subject to certain exceptions, upon J.C. Flower’s request, file registration statements to cover the resale of the Series A Shares or our Common Stock into which the Series A Shares may be converted at the request of J.C. Flowers. The registration rights agreement also entitles J.C. Flowers to register their Series A Shares or our Common Stock into which the Series A Shares may be converted if we file registration statements to register Common Stock or any other securities, either on our own accord or at the request of another shareholder.

On February 3, 2010, we entered into a Transfer Agreement with JCF Fund II, whereby JCF Fund II and certain controlled affiliates transferred their ownership interest in the Series A Shares to JCF MFG Holdco LLC (“JCF LLC”), another controlled affiliate, and JCF LLC agreed to be bound by certain terms and conditions of the investment agreement. For this purpose, the term “controlled affiliate” means a controlled affiliate of J.C. Flowers, of which JCF Fund II is a controlled affiliate.

One of our directors, Mr. Schamis, is employed as a managing director by J.C. Flowers, which acts as an investment advisor to a number of limited partnerships that hold the Series A Shares. In addition, Mr. Schamis owns indirect minority interests in the JCF Funds.

Our Chairman and Chief Executive Officer, Mr. Corzine, also serves as an operating partner of J.C. Flowers. Pursuant to his contract with J.C. Flowers, Mr. Corzine will not receive any salary or benefits from J.C. Flowers, but if he ceases to serve as an officer of the Company, he and J.C. Flowers will discuss in good faith his expected time commitment with J.C. Flowers and any related annual salary and benefits. Mr. Corzine will have a financial interest as a limited partner in certain of J.C. Flowers’ investment management entities (none of which presently are investors in our Company). Mr. Corzine’s employment agreement with us contains a provision regarding corporate opportunities. In general, this provision provides that, if Mr. Corzine acquires knowledge from J.C. Flowers (and not the Company) of a potential transaction or other business opportunity that may be a business opportunity for the Company, he will have no duty to communicate or present such opportunity to the Company, will not be liable to the Company or, to the maximum extent permitted under Delaware law, its shareholders for failing to do so and will otherwise be deemed to have fulfilled his duties to the Company and its shareholders with regard to such opportunity. Mr. Corzine’s employment agreement further provides that a corporate opportunity offered to Mr. Corzine will belong to the Company unless it is offered to him or he otherwise acquires knowledge of it through his capacity as an operating partner of J.C. Flowers and not through the Company or his capacity as an officer or director of the Company. His employment agreement confirms that, except as permitted in the corporate opportunities provision, Mr. Corzine remains subject to any duties (including fiduciary duties and duties of confidentiality) he may owe to the Company by reason of his service as an officer or director of the Company.

Transaction with S3 Partners, LLC

In June 2009, in accordance with our Related-Party Transactions Policy, the Nominating and Corporate Governance Committee and the Board of Directors considered and approved a proposed related-party transaction between one of our subsidiaries

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and S3, a company in which one of our directors, Mr. Robert Sloan, has a majority interest. Mr. Sloan, as a then-member of the Nominating and Corporate Governance Committee, abstained from voting on the approval of the proposed related-party transaction.

Pursuant to an agreement, dated as of August 21, 2009, we and S3 agreed to outsource a portion of our stock lending business in the U.S. to a group of employees of S3 (including Mr. Sloan). During the initial phase of the arrangement, which remains on-going, such S3 employees became registered with us and S3’s office has been designated a branch office of MF Global. The second phase of the arrangement commences when S3 establishes its own registered broker-dealer, which will continue to operate the stock lending business on our behalf and the registrations of S3 employees will be transferred to such newly established S3 broker-dealer. The initial term of the arrangement is for two years, although it may be terminated earlier under certain circumstances (as discussed below). During the initial phase of the arrangement, we are required to pay the S3 personnel that have become registered with us a non-reimbursable draw in the aggregate amount of $66,666.67 per month and to pay S3 directly a non-reimbursable expense reimbursement of $16,666.67 per month. In addition, we pay the S3 employees a percentage of certain profits arising from the stock lending business and a percentage of certain profits arising from other business that they refer to us (collectively “Transaction-Based Income”) to the extent that such Transaction-Based Income exceeds the total amount of non-reimbursable draw paid through the date the Transaction-Based Income was earned. The calculation of Transaction-Based Income shall also take into account certain legal expenses that we paid in connection with the establishment of this business. The allocation of the Transaction-Based Income to the S3 employees will be determined by the individual supervising the S3 employees (which may or may not be Mr. Sloan) based on good faith recommendations from such supervising individual to the Company. After S3 establishes its broker-dealer, we will pay all fees (including the monthly non-reimbursable draw and Transaction-Based Income) to the S3 broker-dealer directly. In fiscal 2010, we paid $100,000 to S3 (which related to the non-reimbursable expense reimbursement) in accordance with the terms of the agreement and we paid Mr. Sloan $63,333. At this time, we are unable to predict the total dollar amount of these payments for fiscal 2011 or Mr. Sloan’s allocation.

In the event the arrangement with S3 is terminated by S3 as a result of certain events (i.e., MF Global’s material breach, inability to perform, a significant fine, bankruptcy or insolvency or change of control) or if we terminate the arrangement for any reason other than a material breach by S3, we will be required to continue to pay S3, a certain percentage of profits generated from our stock lending business for a period of time following the termination. At this time, we are unable to predict the total dollar amount of these payments or Mr. Sloan’s allocation.

Relationship with Man Group

Prior to our initial public offering in July 2007, we operated as a division of Man Group plc (“Man Group”) and were known as “Man Financial”. Man Group is a public company incorporated in the United Kingdom whose shares are listed on the London Stock Exchange. Man Group operates an asset management division, known as “Man Investments”. Man Investments is a specialist asset manager and a leading global provider of alternative investment products to private and institutional investors. In connection with the initial public offering, our business—Man Group’s brokerage division—was reorganized under a new holding company—then known as MF Global Ltd. and now known as MF Global Holdings Ltd.—and separated from our former parent company. We conduct our business independently of Man Group under the name “MF Global”. The agreement governing our separation is described below under “—Master Separation Agreement”.

For many years, we have provided services to a large number of collective investment vehicles or investment products for which Man Investments Limited acts as investment manager, investment adviser or in other capacities. We have been advised by Man Group that these investment products are independently governed legal entities—they do not form part of, nor are they controlled by, Man Investments Limited or Man Group. We also provide execution and clearing services to these investment products which we provide on an arm’s-length commercial basis. See “—Ongoing Commercial Relationship with Man Group” below.

Historically, Man Group has provided financial and administrative support to us. In connection with the initial public offering, we entered into several transitional services agreements with Man Group pursuant to which Man Group agreed to continue to provide us with administrative support for certain corporate functions, such as corporate-level coordination and support services related to our global risk-management activities, tax administration, corporate secretarial services and insurance management, for a limited transition period, and most of which have been terminated in accordance with their respective terms. Although we believe the terms of these agreements contain commercially reasonable terms that could have been negotiated with an independent third party, the terms of these agreements may later prove to be more or less favorable than arrangements we could make to provide these services internally or to obtain them from unaffiliated service providers in the future.

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We have filed the agreements described below as exhibits to the registration statement relating to our initial public offering (File no. 333-143395). These summaries are qualified in their entirety by reference to the full text of the agreements.

On August 13, 2009, Man Group entered into to a Variable Forward Sale Agreement (the “VFS Agreement”) entered into by Man Group UK Limited. The VFS Agreement obligates Man Group UK Limited to deliver to its counterparty up to an aggregate of 22,252,667 shares of our Common Stock (Man Group UK Limited’s entire ownership stake in us) in four installments beginning on each of the 32nd, 36th, 40th and 44th months after August 13, 2009, with each nearly equal installment spread over a 30 trading day period. The VFS Agreement provides that Man Group UK Limited does not retain any power to vote, or to direct the voting of, these shares pending the ultimate settlement of the VFS Agreement. Accordingly, we believe that following August 13, 2009, Man Group ceased being a related party to us.

Master Separation Agreement

We entered into a master separation agreement with Man Group that governs the principal terms of the separation of our business from Man Group. The master separation agreement and other agreements contain important provisions regarding our relationship with Man Group, including provisions relating to non-competition and non-solicitation, access and confidentiality. Neither we nor Man Group may amend, waive or assign the provisions of the master separation agreement without the written consent of the other party.

Non-competition and Non-solicitation

We and Man Group have agreed that until July 24, 2010, three years after our initial public offering closing date:

•

Man Group will not provide brokerage, execution or clearing services for exchange-listed futures or options, cash equities or bonds, OTC derivatives related to equities, fixed income or commodities (including contracts for differences and spread-trading) or foreign exchange to any third party, except as described in the following three bullet points:

•

Man Group may continue to operate and develop, in the normal course, those activities that it is carrying on as of the date of the separation, or that are ancillary and necessary to such activities or for its general corporate purposes.

•

Man Group may provide such services to asset managers or investment products either managed by, controlled by or affiliated with Man Group. In addition, Man Group may act as a broker of fund interests.

•

Man Group may acquire another entity that owns or operates another business that competes with us, so long as the competing business does not represent more than 10% of the acquired entity’s pretax net profits and is disposed of in an orderly fashion as soon as practicable. In addition, Man Group may hold a minority interest in a trading platform or securities exchange.

•

We will not act as an owner, operator, investment manager or commodity trading advisor (whether exercising investment discretion or merely advising) with regard to any investment fund or managed account that pursues an alternative or hedge-fund investment style, and we may not sell any such alternative funds or accounts (or any related structured products) to any third parties that distribute such funds or accounts for ultimate sale to retail customers, except as described in the following four bullet points:

•

We may carry on and expand, in the normal course, those activities in which we engage on the date of the separation, or that are ancillary and necessary to such activities or for our general corporate purposes. These permitted activities include, among others, offering individual managed accounts, having our representatives act as commodity trading advisers for individual private accounts, providing administrative services to asset managers and supporting customers in their asset allocation decisions.

•	We may create a “fund-of-funds” product which we may sell in the U.S. to our clients through our existing U.S. sales network.
•	We may engage in brokerage-related introducing broker activity.
•

We may acquire another entity that owns or operates another business that competes with Man Group, so long as the competing business does not represent more than 10% of the pretax net profits of the acquired entity’s business and is disposed of in an orderly fashion as soon as practicable.

The above restrictions on Man Group and us would also apply to its and our controlled affiliates, respectively.

In addition, we and Man Group have agreed that, until July 24, 2010, three years after the closing date of our initial public offering, we and they will not employ, or solicit for employment, any employee of the other party or its subsidiaries, without prior written consent. These restrictions would also apply to each party’s controlled affiliates.

Because these non-competition and non-solicitation provisions will terminate by July 24, 2010, we do not believe that they will have a significant effect on our future business activities or growth opportunities.

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Access to Information and Confidentiality

Until July 24, 2010, we and Man Group have agreed to provide to each other and to our respective representatives and subsidiaries reasonable access to information that is reasonably required by either party to comply with its reporting or disclosure requirements, regulatory or judicial proceedings, or otherwise. We and Man Group have agreed that we will safeguard and treat as confidential any information exchanged, subject to customary exemptions for information that becomes public or is legally required to be disclosed.

Ongoing Commercial Relationship with Man Group

As discussed above, we have for many years provided execution and clearing services for a number of independent investment products managed by Man Investments Limited, a part of the Man Investments division of Man Group, our former parent and largest shareholder. In the past, we have generally provided these services with respect to all investment products that were either wholly or in part managed through Man Investments’ managed futures program, which is an automated and diversified managed futures trading program operated by Man Investments.

At the time of our initial public offering, we entered into new clearing agreements with certain investment funds managed by Man Investments (those in existence at March 31, 2007 and for which clearing brokerage accounts had already been opened with us prior to that date). These agreements provide for limited exclusivity for clearing (but not execution), and do not provide for clearing services relating to investment products created after March 31, 2007.

In March 2008, we and Man Investments agreed to modify these agreements. Under the original agreement, certain Man Investments funds had an exclusive commitment to clear 90% of their trades in listed derivative instruments through us, and this commitment continues. For over-the-counter trades, mostly in foreign exchange, the original contract called for us to provide clearing services on an exclusive basis for up to 66.6% of their trades and to provide a facility of up to $800 million to fund unrealized gains. Under the new arrangement, the Man Investments funds may use other providers to clear trades in forward foreign exchange contracts, while continuing to clear through us for spot foreign exchange contracts, which generally require funding support at substantially lower levels. We continue to provide segregation of funds for any unrealized gains for spot foreign exchange positions as well as a number of current forward foreign exchange transactions until such transactions settle. We have received notice from Man Investments that our exclusive clearing agreement will terminate on July 19, 2010.

The clearing agreements relating to the Man Investments funds generally provide for a term of 36 months (taking into account fixed term and notice periods) from the date of our separation from Man Group (July 20, 2007), subject to cancellation by the relevant fund at any time if we fail to perform our obligations adequately or upon certain other early termination events, including in the event that our credit ratings fall below both (i) BBB (Standard & Poor’s) and (ii) Baa1 (Moody’s) (or the equivalent). In the case of each investment fund, renewal upon expiration will require a determination by the independent directors who oversee the investment fund that the quality of our services and the terms of our agreement are competitive and favorable. Because our current credit ratings are at the levels specified above, upon any future downgrades by both Standard & Poor’s and Moody’s, each of the relevant funds would have the right to terminate our clearing agreement relating to their investment products.

We also provide brokerage services with respect to several investment products managed by entities that are partially owned by Man Group. Under their current agreements with Man Group, these entities have agreed to use us to provide brokerage services for these investment products. We are not a party to any agreements between Man Group and these entities. As a result, if there were to be a change in the business relationship between Man Group and these entities, these agreements could be amended or terminated without our consent. Any such amendment or termination could result in the termination of these entities’ commitment to obtain clearing services from us for these investment products, which could have an adverse effect on our revenues. We also provide brokerage services to a number of commodity trading advisors and other investment managers to whom Man Investments makes allocations as part of its multi-manager investment programs. These services are not subject to agreements, other than customary customer agreements.

We previously acted and expect to continue to act as a distributor of Man Investments’ investment products. Several of our subsidiary companies have entered into distribution agreements with Man Investments. These agreements, which continue, enable us to earn commissions on the sale of Man Investments’ investment products and, we believe, are subject to arm’s-length commercial terms similar to those entered into by Man Investments with unrelated parties who act as distributors of the same products. In general, these distribution agreements may be terminated by either party upon not less than one month’s written notice. In addition, Man Investments may terminate an agreement upon the occurrence of certain breaches by our relevant subsidiary, the insolvency of our subsidiary or for our subsidiary’s lack of requisite governmental or regulatory authority to provide its services. Generally, our subsidiaries agree to indemnify Man Investments for any claims or losses arising from their acts or omissions under the relevant distribution agreement.

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Tax Matters Deed

We entered into a tax matters deed with Man Group, pursuant to which, subject to various limitations and conditions, Man Group indemnifies us and our subsidiaries against certain tax liabilities we or our subsidiaries may incur with respect to our reorganization and separation from Man Group and the initial public offering and may incur with respect to the companies or assets that were retained by Man Group or retained by us after our reorganization and separation from Man Group. In addition, the tax matters deed requires that we pay to Man Group certain amounts that may be realized by us associated with Man Group shares awarded to our employees. Pursuant to the tax matters deed, we received $55 million from Man Group in fiscal 2008 as a deposit in respect of the tax due to the Internal Revenue Service resulting from the separation from Man Group in connection with our initial public offering, and paid that deposit over to the Internal Revenue Service. In addition, we received $8.1 million in fiscal 2009 from Man Group and have paid these deposits over to the relevant tax authorities. We expect to receive additional amounts from Man Group if and as additional taxes arising from these same transactions become payable. Further, we have deposited with Man Group approximately $35.1 million to reflect certain tax benefits associated with the issuance of Man Group shares to our employees. In fiscal 2010, no cash was paid or received pursuant to the tax matters deed. Other than as specified in the tax matters deed, Man Group does not indemnify us with respect to any MF Global Holdings Ltd. or any of its subsidiaries’ tax liabilities that may arise with respect to operations prior to the initial public offering of our Common Stock. Such liabilities have been accounted for in our audited combined and consolidated financial statements in accordance with applicable accounting standards and policies. Amounts that we have recorded as payable to Man Group pursuant to the tax matters deed during fiscal 2010 are discussed in Note 17 to our audited financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2010, filed with the SEC.

Recapitalization of MF Global

In late April 2009, we formally requested that Man Group make a payment of $29.8 million that Man Group owes to us in connection with the recapitalization of our balance sheet at the time of the initial public offering in fiscal 2008. Man Group has demanded arbitration and we have agreed to arbitration by the London Court of International Arbitration. As a result of this unresolved claim, at March 31, 2009, we recorded a receivable of approximately $29.8 million in equity. If we prevail on our claim, we would expect to restore our equity by the amount we receive from Man Group (if any), and, if we are not successful, we would expect to write off the receivable to additional paid in capital and not to increase our equity. The reduction in our equity does not affect amounts reported in our earnings, our income statement or our cash position for any prior period, and we do not expect the resolution of the claim, whether favorable to us or not, to affect our earnings or our income statement for the current or any future period, although any amounts we recover would increase our cash position. This matter has been set for a hearing and we intend to pursue this claim vigorously.

Other Commercial Arrangements

Shared Occupancy and Facilities Agreement

U.K. Facilities. Since our separation from Man Group, our subsidiaries shared and co-occupied with several other subsidiaries of Man Group certain office space in the United Kingdom, which are referred to as Sugar Quay and the Disaster Recovery facility at Kings Hill. In fiscal 2010, Man Group charged us rent of approximately $3.0 million, and fees of approximately $1.4 million for the ability to share these premises and receive these services. The arrangements require Man Group to provide normal building services together with specific services such as standby generation and shared use of certain other facilities in the building while we are a tenant at Sugar Quay.

Chicago Facilities. Prior to our reorganization and separation from Man Group, one of our subsidiaries, MF Global Inc., shared and co-occupied certain premises in Chicago, Illinois with a subsidiary of Man Group, which MF Global Inc. leased from an unrelated third party. These premises continue to be used by us and Man Group as a backup site to ensure business continuity in the event of a severe business interruption. Under a facility sharing agreement relating to these premises, Man Group paid us a pro rata share of the monthly rent, insurance costs and additional charges that its subsidiary incurs pursuant to the lease. In fiscal 2010, our subsidiary charged Man Group approximately $120,361 for the ability to co-occupy and share these premises. In addition, we have agreed to provide certain cleaning, custodial and security services to Man Group’s subsidiary under this agreement. Neither party may assign their rights under this agreement without the prior written consent of the other party and the landlord.

Telephony Services

We entered into a transitional agreement with Man Group relating to the provision of telephony-related services as long as we are located at Sugar Quay, unless terminated earlier.

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Shareholder Rights of Man Group

In connection with our initial public offering, we entered into a master separation agreement and a registration rights agreement with Man Group, which governs Man Group’s rights as a shareholder. In August 2009, Man Group exercised its rights under the registration rights agreement and registered 22,252,667 shares of our Common Stock for sale in connection with a variable forward sale agreement entered into between Nomura International plc and Man Group UK Limited (the record owner of the shares). The Common Stock covered by the registration statement and prospectus were offered and sold by Nomura Securities International, Inc. as agent for Nomura International plc and in connection with Nomura’s sales, and as required by the registration rights agreement, we agreed to certain indemnity and lockup provisions that are customary in offerings of this nature.

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EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with senior management of the Company. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Fiscal 2010 Compensation Committee:

David Gelber (Chairman)

Martin J. Glynn

Edward Goldberg

David Schamis

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the principles, policies and practices that formed the foundation of our executive compensation program in fiscal 2010 and explains how they applied to five of our executive officers: our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers. We also discuss the compensation of our former Chief Executive Officer. These six executive officers are named in the Summary Compensation Table and other tables that follow this Compensation Discussion and Analysis, and we collectively refer to them as our “named executive officers”.

Executive Summary

We have an executive compensation program that is designed to tie pay to performance, balance rewards with prudent business decisions and risk management and focus on both annual and long-term performance. Total direct compensation for our executive team includes: base salary and annual discretionary compensation in the form of cash and long-term equity awards.

During fiscal 2010, our executive team had a number of key strategic objectives primarily focused on scalable, profitable growth, an improved global governance model focused on appropriate risk vs. reward, and moving from a focus on being product driven to becoming a more client-focused company. The most tangible benefit to our shareholders was a 91% year-over-year increase in our stock price for fiscal 2010. While the Compensation Committee recognizes the significant efforts of its executive team, due to macro challenges facing the broader industry including lower exchange traded and OTC volumes, near zero interest rates and narrowing bid/offer spreads, the Company did not achieve its profitability objective. There were, however, a number of tangible benefits that were within the control of the executive team , and that served our shareholders well for fiscal 2010. These included: an increase in market share of U.S. segregated client balances; diversification of revenues with an increasing proportion generated by our Asia-Pacific operations; a $16M decrease in adjusted non-compensation expenses; maintaining our position as one of the leading brokers by volume of executed or cleared transactions on futures exchanges around the world; and reducing our debt expense by 28% or $19.2 million.

For the second year in a row, our named executive officers did not receive salary increases for fiscal 2011. In addition, as a result of our level of profitability, the Compensation Committee determined that our named executive officers would not receive any annual discretionary cash compensation with respect to fiscal 2010 (aside from any guarantees). However, in order to recognize the efforts of our continuing named executive officers and to align the long-term economic interests of our executives with those of our shareholders, the Compensation Committee determined that the named executive officers would receive some annual discretionary compensation in the form of long-term equity awards. The Compensation Committee’s decisions with respect to fiscal 2010 are discussed in more detail under the heading “—Fiscal 2010 Compensation” below.

Compensation Objectives and Guiding Principles

We believe that a highly talented, dedicated and results-oriented executive team is critical to our growth and long-term success. Our executive compensation program is designed to support our business objectives by enabling MF Global to:

•	Attract and retain a highly talented, dedicated, results-oriented executive team with competitive compensation packages;
•

Align the long-term economic interests of our executive team with those of our shareholders by paying a substantial portion of annual discretionary compensation in the form of long-term equity awards and by paying executives with greater levels of responsibility a greater percentage of their total direct compensation in the form of long-term equity awards;

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•	Make compensation sensitive to both Company and individual performance, and for our executive team, emphasizing elements of compensation that are “at risk” on the basis of this performance;
•

Promote transparency through the use of relatively few, straightforward compensation components – primarily a conservatively competitive base salary, and annual discretionary opportunity in the form of cash and long-term equity awards; and

•	Ensure that our executive compensation programs maintain a proper balance between prudent risk-taking and risk management, and competitive incentive opportunities.

Four basic principles guide the Compensation Committee in establishing our executive compensation program and evaluating its effectiveness in helping us achieve our goals and objectives:

•

Offer a total compensation package that is designed to attract, motivate and retain talent of the caliber necessary to deliver successful business performance, in both absolute terms and relative to the performance of competitor companies.

•

Link pay to company performance, in both absolute terms and relative to the performance of competitor companies, while differentiating the level of compensation paid to executives based on individual contributions and objectives, business or functional performance, leadership potential and demonstrated leadership ability, and level of responsibility within the organization.

•

Set compensation levels by comparing the Company’s pay levels and practices to the practices of other companies in the compensation peer group (discussed in more detail under the heading “—Compensation Peer Group and Benchmarking” below) where the Company primarily competes for executive talent.

•	Retain the flexibility the Company needs to support its success, and to respond to changing market conditions.

The challenges of building and growing a successful company are complex and multi-faceted. Accordingly, our approach to compensation decisions necessarily recognizes this complexity. The process is enhanced by quantitative and qualitative measures of progress across a number of dimensions, but the Compensation Committee recognizes its responsibility to synthesize these measures into appropriate compensation decisions through careful thought and consideration of all factors.

The Compensation Committee

The Compensation Committee is responsible for, among other things, determining the compensation of our Chief Executive Officer and, together with the Chief Executive Officer, assessing the performance of the other executive officers, determining the total compensation packages for our executive officers, which is comprised of our named executive officers and four additional executive officers, and administering the Company’s executive compensation plans. For a discussion of the Compensation Committee’s role and responsibility, see “Corporate Governance—Board Meetings and Committees—Compensation Committee” above. A copy of the Compensation Committee’s charter is available on our website at www.mfglobalinvestorrelations.com under the link “Corporate Governance”.

Use of Compensation Consultants and Other Advisors

The Compensation Committee may, in its discretion, use an independent compensation consultant or other professional or expert to assist the Compensation Committee in performing its responsibilities. The retention and, where appropriate, termination of any such consultant or other professional or expert are at the Compensation Committee’s sole discretion, and such decisions are made without the participation of any executive officer or other member of management. Although the Company pays its compensation, the Compensation Committee approves the fees to the consultant or other professional or expert and any other terms related to the consultant’s engagement.

The Compensation Committee’s practice has been to retain an independent compensation consultant to advise it on executive and director compensation. In this capacity, the consultant has reported directly to the Compensation Committee and, as directed by the Compensation Committee, works with management and the Chairman of the Compensation Committee, and also regularly attends Compensation Committee meetings and related executive sessions. The consultant generally reviews, analyzes and provides evaluative advice about the Company’s executive compensation programs for senior executives in relation to the objectives of those programs, including comparisons to designated peer group companies and comparisons to “best practices,” and provides information and advice on competitive compensation practices and trends, governance issues, and projects of current interest to the Compensation Committee, such as the implementation of a new long-term incentive program and other executive compensation programs. The consultant responds on a regular basis to questions from the Compensation Committee and the Compensation Committee’s other advisors, and provides them with their opinions regarding the design and implementation of current or proposed compensation programs for executives and non-employee directors. No consultant engaged by the Compensation Committee has provided any other consulting services to the Company.

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Prior to March 2010, Mercer served as the Compensation Committee’s independent compensation consultant. During fiscal 2010, Mercer advised the Compensation Committee in connection with the Company’s then compensation peer group and benchmarking, fiscal 2009 executive compensation decisions, fiscal 2010 executive compensation opportunities and targets and non-employee director compensation, as well as the Company’s 2009 employee stock option exchange program. During the last quarter of fiscal 2010, the Compensation Committee undertook a comprehensive review of the services provided to it by Mercer and the services available from other leading compensation consulting firms. On the basis of that review, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”) as its independent compensation consultant to advise the Compensation Committee with respect to the Company’s compensation peer group and benchmarking, fiscal 2010 executive compensation decisions, fiscal 2011 executive compensation opportunities and targets, non-employee director compensation and the design of long-term incentive plans, as necessary.

The Compensation Committee may also use the services of MF Global’s regular corporate legal counsel with respect to legal matters or, in its discretion, retain other legal counsel if it determines that such counsel is necessary or appropriate under the circumstances.

Compensation Peer Group and Benchmarking

The Compensation Committee, with the assistance of its independent compensation consultant, annually reviews the makeup of a compensation peer group and makes adjustments to the composition of the group as it deems appropriate in order to provide a competitive market context for the Compensation Committee’s determinations regarding compensation program design and levels of compensation for our executive officers.

The Company’s current peer group is comprised of 14 companies in the financial services industry (“Compensation Peer Group”) that are the primary companies with which we compete for executive talent. The Compensation Committee believes that use of the Compensation Peer Group is the most effective method for providing a competitive market context as the Compensation Committee evaluates and sets the compensation needed to attract, motivate and retain the executive talent needed to manage the Company’s businesses and operations successfully. Use of this Compensation Peer Group provides a basis for the Company to obtain accurate, representative compensation information for the majority of its executive positions. For the purpose of determining 2011 base salary and fiscal 2010 annual discretionary compensation for our current executive officers, the Compensation Peer Group consisted of the following companies:

CME Group Inc.	IntercontinentalExchange, Inc.	optionsXpress Holdings, Inc.
E*Trade Financial Corporation	Investment Technology Group, Inc.	TD Ameritrade Holding Corporation
GFI Group Inc.	Jefferies Group, Inc.	The Charles Schwab Corporation
ICAP plc	Knight Capital Group, Inc.	The NASDAQ OMX Group, Inc.
Interactive Brokers Group, Inc.	NYSE Euronext

In connection with fiscal 2010 compensation decisions for our executive officers (other than 2010 base salary), PM&P reviewed the Company’s previous peer group and recommended that the Compensation Committee replace four companies within the then existing 14-company peer group in order to better align the peer group with the Company’s business focus and size. As such, Fortress Investment Group LLC, Lazard Ltd, Och-Ziff Capital Management Group LLC, and The Blackstone Group L.P. were replaced with three U.S.-based companies, Investment Technology Group, Inc., Knight Capital Group, Inc., and optionsXpress Holdings, Inc., and one U.K.-based company, ICAP plc. FCstone Group, Inc. was also removed due to its acquisition by International Assets Holding Corporation and lack of data disclosure. The companies removed from the Compensation Peer Group did not have any impact on fiscal 2010 executive compensation decisions.

While incentive compensation decisions are ultimately discretionary in nature, the Compensation Committee and our Chief Executive Officer do use the Compensation Peer Group’s pay practices as competitive market context, and set executive officer compensation, specifically 2011 base salaries, and annual discretionary compensation opportunities and targets at the market mid-range of the Compensation Peer Group’s pay practices.

Fiscal 2010 Compensation

Annual discretionary compensation (consisting of cash and long-term equity awards) is determined after the completion of each fiscal year and is based on Company and individual performance. The annual discretionary compensation pool from which allocations are made by the Compensation Committee to our executive team is based on adjusted earnings per share (EPS) targets established at the beginning of each fiscal year. This means a significant portion of total compensation is based on the performance of the Company. Actual allocations to the executive team are then based on both Company and individual performance, although goals are weighted differently depending on the executive’s role and responsibilities, as more fully described below. The Compensation Committee retains the ability to exercise negative discretion to reduce annual incentive compensation to the executive team.

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The design of our annual incentive plan supports our pay-for-performance philosophy and closely aligns each executive officer to the long-term growth of the Company and the business strategy for which each executive is most responsible. We believe this has allowed us the flexibility we need to support our success with sound judgment and assessment of both quantitative and qualitative performance measures and to respond to changing market conditions.

Consistent with the Company’s overall principles, a large percentage of the total compensation package is paid only after an executive satisfies performance objectives. The Company has generally designed its compensation programs so that as total targeted compensation increases—reflecting each named executive officer’s expected contribution to the success of the Company—the percentage of performance-based compensation (cash and equity-based incentive compensation) also increases, thereby establishing a progressively higher percentage of performance-based compensation.

The Compensation Committee considered 2010 annual discretionary compensation at its May 2010 meeting and various related executive sessions. In determining 2010 annual discretionary compensation, the Compensation Committee reviewed the performance goals established for each executive officer at the beginning of the fiscal year in various measurement areas including financial objectives, strategic initiatives, operating targets, and leadership.

Fiscal 2010 continued to be a volatile year for the financial services industry and the Company, with lower exchange traded and OTC volumes, near zero interest rates and narrowing bid/offer spreads. The Compensation Committee took this and the following factors into account for each named executive officer, as well as contractual obligations when determining annual discretionary compensation, in individually tailoring each executive’s total compensation for fiscal 2010.

J. Randy MacDonald. The Compensation Committee evaluated Mr. MacDonald’s fiscal 2010 performance based on financial objectives (50%) established at the beginning of the fiscal year which were tied to adjusted EPS performance with a target of $0.50; strategic initiatives (40%), including managing expense controls, successfully rolling out certain financial technology platform(s), implementing transparent reporting processes and enhancing infrastructure, strengthening certain external relationships, creating opportunities related to earnings efficiency, revenue growth, capital optimization, risk management, scalability and client-employee satisfaction; and leadership (10%). Against these objectives, the performance-driven components (that is, total pay “at-risk”) represented 90% of Mr. MacDonald’s total compensation opportunity. Mr. MacDonald’s employment agreement provides that, with respect to fiscal 2010, he would receive annual discretionary cash compensation with a target of $2,000,000 and long-term compensation with a target of $2,000,000 (based on grant date value). Mr. MacDonald does not have any contractual guarantees. Mr. MacDonald is responsible for leading the Company’s financial operations (including treasury, tax and finance, and management and external reporting), strategy, mergers and acquisitions, human resources, investor relations, internal and external communications, marketing, strategic sourcing, and the program management office.

Laurie R. Ferber. The Compensation Committee evaluated Ms. Ferber’s fiscal 2010 performance based on financial objectives (50%) established when Ms. Ferber joined the firm which were tied to adjusted EPS performance with a target of $0.50; strategic initiatives (20%), including providing strong legal guidance and support, education, training and supervision, strengthening legal and compliance processes, driving government affairs and legal initiatives; operating objectives (20%), including rationalizing goals and organization of compliance function and strengthening litigation management; and leadership (10%). Against these objectives, the performance-driven components (that is, total pay “at-risk”) represented 81% of Ms. Ferber’s total compensation opportunity (excluding her first-year guarantee). Ms. Ferber’s employment agreement provides that, with respect to fiscal 2010, she would receive annual discretionary cash compensation in the amount of no less than $750,000 and long-term compensation in the amount of no less than $750,000 (based on grant date value). Her employment agreement also provides that with respect to fiscal 2011, she will receive annual discretionary cash compensation in the amount of no less than $850,000. Ms. Ferber also received in fiscal 2010 a cash sign-on bonus of $500,000 and equity grants of stock options (with grant date values of $913,192) and restricted stock units (with grant date values of $923,891) in connection with her joining our organization in June 2009 to make her whole as a result of her forfeiting equity of her former employer. No further guarantees are currently in place or intended. Ms. Ferber is responsible for our legal and compliance functions, has operational and administrative responsibility for our internal audit function, and is also responsible for our regulatory relationships.

Michael Roseman. The Compensation Committee evaluated Mr. Roseman’s fiscal 2010 performance based on financial objectives (30%) established at the beginning of the fiscal year which were tied to adjusted EPS performance with a target of $0.50; strategic initiatives (40%), including ensuring the establishment and maintenance of effective enterprise risk governance, integrating SOX processes and controls and the Company’s risk policies into business operations, rationalizing costs within the risk department, and analyzing operating leverage and efficiencies; operating objectives (20%), including establishing global, regional and product-specific risk management policies and policies relating to risk appetite and capital allocation; and leadership (10%). Against these objectives, the performance-driven components (that is, total pay “at-risk”) represented

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74% of Mr. Roseman’s total compensation opportunity (excluding his guarantee). Mr. Roseman’s employment agreement provides that, with respect to fiscal 2010, he would receive annual discretionary cash compensation in the amount of no less than $850,000, with a target of $500,000, and long-term compensation with a target of $500,000 (based on grant date value). Mr. Roseman originally received a two-year guarantee in connection with his joining our organization in August 2008 to make him whole as a result of his forfeiting equity of his former employer. The balance of this two-year guarantee is reflected in his current amended and restated employment agreement. No further guarantees are currently in place or intended. Mr. Roseman is responsible for the overall management of our risk department worldwide including market, credit and operational risk.

James Rowsell. The Compensation Committee evaluated Mr. Rowsell’s fiscal 2010 performance based on financial objectives (40%) established at the beginning of the fiscal year which were tied to adjusted EPS performance with a target of $0.50; strategic initiatives (20%), including enhancing certain external relationships, extending product expertise globally, leveraging global networks and setting standards for risk management; regional targets (30%), including managing expenses and accounts receivable regionally, enhancing cross-selling of clients and integrating regional interests; and leadership (10%). Against these objectives, the performance-driven components (that is, total pay “at-risk”) represented 85% of Mr. Rowsell’s total compensation opportunity (excluding his guarantee). Mr. Rowsell was appointed the Company’s Managing Director, Europe in June 2009 overseeing operations in London, Paris, Geneva and Zurich, and is responsible for our European growth strategy across asset classes and customer profiles. Prior to that time, Mr. Rowsell was the head of equities and was compensated based on revenue generated by the Company’s equities group. Mr. Rowsell’s current employment agreement entered into in connection with his appointment as Managing Director, Europe provides that, with respect to fiscal 2010, he would receive annual discretionary cash compensation with a target of $1,000,000 and long-term compensation in the amount of no less than $800,000, with a target of $1,000,000 (based on grant date value). His employment agreement also provides for a similar guarantee with respect to a long-term equity grant for fiscal 2011. Mr. Rowsell was provided such guarantees to induce him to shift from a ‘producer’ to a member of management. Mr. Rowsell also received a retention bonus in the amount of $1,500,000 in connection with his change in responsibilities. No further guarantees are currently in place or intended.

Annual discretionary compensation paid to our named executive officers is provided below under the heading “—Elements of Named Executive Officer 2010 Compensation and Benefits.”

The Compensation Committee receives the recommendation of our Chief Executive Officer and our Global Head of Human Resources with respect to the compensation of our other executive officers. The Compensation Committee reviews these recommendations with its independent compensation consultant, and seeks their input on the competitiveness of the overall package and its components. The Compensation Committee also seeks their input on the degree to which pay and performance are actually aligned. All executive compensation decisions are made within the Compensation Committee’s discretion. Members of our human resources department participate in the compensation process by providing the Compensation Committee with the information necessary for the Compensation Committee to make its determinations. The independent compensation consultant participates in the compensation process by providing the Compensation Committee with perspectives and advice on competitive practice, pay/performance linkages, and other factors.

The Compensation Committee reviews the Company’s compensation objectives and philosophies and our executive compensation program on an annual basis to determine if our program will remain effective in achieving our future objectives. The Compensation Committee reviews and makes executive base salary decisions annually, and at that time, the Compensation Committee determines the target amount and mix of total direct compensation to be paid to our executive team for performance in the coming year.

Elements of Named Executive Officer 2010 Compensation and Benefits

The elements of our executive compensation program are:

•	base salary;
•	annual discretionary cash compensation;
•	annual discretionary compensation in the form of long-term equity awards;
•	retirement benefits; and
•	other benefits and perquisites.

We believe that the use of relatively few, straightforward, compensation components promotes the effectiveness and transparency of our executive compensation program.

Base Salary

We provide our executive officers with a level of base salary that we intend to be appropriate in light of their roles and responsibilities within our organization. Base salaries provide stable compensation to our executive team, allow us to attract

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competent executive talent, maintain a stable executive team and, through periodic merit-based increases, provide a basis upon which executives may be rewarded for individual performance. The base salary levels of executive officers are reviewed annually. In light of the continued difficult economic environment and its impact on our industry, the named executive officers did not receive any base salary increases in fiscal 2010. As with fiscal 2010, the Compensation Committee has not approved any adjustments to our executive officers’ base salaries for fiscal 2011.

Annual Discretionary Cash Compensation

Our total executive compensation framework emphasizes the variable, performance-based component of compensation. As a result of our level of profitability, the Compensation Committee determined that our executive team, including our named executive officers, would not receive any annual discretionary cash compensation with respect to fiscal 2010 (aside from any guarantees made in a named executive officer’s employment agreement).

Annual discretionary cash compensation, if any, is paid in the first quarter following the end of each fiscal year. The annual discretionary cash compensation awarded to our continuing named executive officers for fiscal 2010 is set forth below:

Name & Principal Position	Fiscal 2010 Annual Discretionary Cash Compensation
Jon S. Corzine, Chairman and Chief Executive Officer (1)	$0
J. Randy MacDonald, Chief Financial Officer	$0
Laurie R. Ferber, General Counsel (2)	$750,000
Michael Roseman, Chief Risk Officer (3)	$850,000
James Rowsell, Managing Director, Europe	$0

(1)	Mr. Corzine joined the Company as its Chief Executive Officer and Chairman of the Board of Directors on March 23, 2010 and was not entitled to any discretionary bonus for fiscal 2010. For a description of Mr. Corzine’s employment agreement, see the discussion below under the headings “—Fiscal 2010 Compensation” and “—Employment Agreements”.
(2)	Ms. Ferber’s employment agreement provides that, with respect to fiscal 2010, she would receive annual cash compensation in the amount of no less than $750,000. Ms. Ferber was provided this guarantee in connection with her joining our organization in June 2009.
(3)	Mr. Roseman’s employment agreement provides that, with respect to fiscal 2010, he would receive annual cash compensation in the amount of no less than $850,000. Mr. Roseman originally received a two-year guarantee in connection with his joining our organization in September 2008. The balance of this two-year guarantee is reflected in his current amended and restated employment agreement.

In fiscal 2010, we also paid some of our executive officers sign-on and retention bonuses, which are described above under the heading “—Fiscal 2010 Compensation.”

Annual Discretionary Long-Term Compensation

As part of our executive compensation program, our named executive officers are eligible to receive a portion of their annual discretionary compensation in the form of long-term equity awards. Executives with higher levels of responsibility generally will receive a higher percentage of their total compensation in the form of long-term equity awards. The Compensation Committee believes that this should be the case because these executives are responsible for the strategic direction of the Company and have a greater ability to impact the long-term success of our business.

Notwithstanding our level of profitability in fiscal 2010, in order to recognize the efforts of our continuing named executive officers and to align the long-term economic interests of our executives with those of our shareholders, the Compensation Committee determined that our named executive officers would receive some annual discretionary compensation in the form of long-term equity awards. With respect to Mr. MacDonald, Ms. Ferber, Mr. Rowsell and Mr. Roseman, the Compensation Committee took into account their respective total compensation targets, existing cash guarantees (as to Ms. Ferber and Mr. Roseman), responsibilities globally and competitively, as well as their achievement of certain strategic initiatives, operating objectives, leadership and regional goals, as applicable (as discussed in more detail above). Furthermore the Compensation Committee gave particular consideration to Mr. MacDonald’s contribution to managing the Company’s financial position and liquidity, Ms. Ferber’s leadership on managing our critical legal and compliance functions including with respect to ongoing litigation, Mr. Rowsell’s criticality in guiding the European operations through a volatile market, and Mr. Roseman’s significant progress in ensuring the establishment of a robust enterprise risk governance model and global risk management policies. The Compensation Committee recognizes that as the Company transitions through a restructuring, it is important to incentivize these key executives, who are crucial to seeing the Company through a successful transition and critical to the future success of the Company. The Compensation Committee believes that aligning their interests with shareholder interests in the form of long-term equity was the best vehicle to achieve this goal for fiscal 2010.

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The Compensation Committee made the following long-term equity grants in the form of restricted stock units to our continuing named executive officers in respect of service provided in fiscal 2010:

Name & Principal Position	Restricted Stock Units (1)
Jon S. Corzine, Chairman and Chief Executive Officer (2)	0
J. Randy MacDonald, Chief Financial Officer	284,810
Laurie R. Ferber, General Counsel (3)	139,241
Michael Roseman, Chief Risk Officer	18,987
James Rowsell, Managing Director, Europe (4)	158,228

(1)	The number of restricted stock units granted to our continuing named executive officers is based on the closing price of our Common Stock on May 27, 2010 of $7.90, the date the grant was made by our Compensation Committee. In accordance with SEC regulations, the fiscal 2010 Summary Compensation Table and the Fiscal 2010 Grant of Plan Based Awards table do not reflect these grants because they were not granted in fiscal 2010. Instead, the fiscal 2011 Summary Compensation Table and the Fiscal 2011 Grant of Plan Based Awards table to be included in our Proxy Statement for our 2011 Annual Shareholders’ Meeting will include the grant date fair value of these awards (if the named executive officers also are named executive officers in that Proxy Statement).
(2)	Mr. Corzine joined the Company as its Chief Executive Officer and Chairman of the Board of Directors on March 23, 2010. For a description of Mr. Corzine’s employment agreement, see the discussion below under the headings “—Fiscal 2010 Compensation” and “—Employment Agreements”.
(3)	Ms. Ferber’s employment agreement provides that, with respect to fiscal 2010, she would receive a long-term equity grant in the amount of no less than $750,000 (based on grant date value). Ms. Ferber was provided an equity guarantee in connection with her joining our organization in June 2009, which is described above under the heading “—Fiscal 2010 Compensation.”
(4)	Mr. Rowsell’s employment agreement provides that, with respect to fiscal 2010, he would receive a long-term equity grant in the amount of no less than $800,000 (based on grant date value). Mr. Rowsell was provided an equity guarantee to induce Mr. Roswell to shift from a ‘producer’ to a member of management, which is described above under the heading “—Fiscal 2010 Compensation.”

The restricted stock units granted vest over a three-year period, subject to the executive’s continued employment with the Company.

Retirement Benefits

We do not provide any special retirement benefits to our named executive officers. Rather, we provide retirement benefits only through defined contribution plans in which our named executive officers participate on the same basis as all other employees. The particular plans provided are based on the location of the executive, and, to the extent local law mandates particular coverage, these benefits will not be at our discretion.

For our U.S. employees, we provide retirement benefits through a 401(k) plan. Our 401(k) plan enables employees to contribute, on a pre-tax or after-tax basis, or both, up to 50% of their base salaries, subject to federal tax limitations under the Internal Revenue Code. We match employee contributions to the 401(k) plan up to 100% of an employee’s elective pre-tax contributions, subject to an annual maximum of $4,000. In addition, we may make a discretionary profit-sharing contribution to the 401(k) plan on behalf of all eligible employees. An eligible employee is not required to make pre-tax or after-tax contributions to the 401(k) plan to be eligible to receive a discretionary profit contribution. Matching and discretionary profit-sharing contributions vest at the rate of 20% for each year starting in the second year of service, with full vesting to occur after completion of six years of service.

For our U.K. employees, we provide retirement benefits through a separate U.K. defined contribution plan. Our U.K. defined contribution plan allows eligible employees to sacrifice a percentage of their salary, subject to maximums dictated by U.K. law. We make matching contributions for employees, up to the following amounts based on years of pensionable service: for employees with less than two years of pensionable service, we contribute 5% of base salary; for employees with between two and nine years of pensionable service, we contribute up to 10% of base salary; and for employees with more than nine years of service, we contribute up to 14% of base salary. The U.K. defined contribution plan may waive the service conditions applicable to matching contribution levels with respect to any employee to the extent required to comply with the Transfer of Undertakings (Protection of Employment) regulations or other local laws.

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Other Benefits and Perquisites

Our executive officers generally participate in our employee health and welfare benefits on the same basis as all employees. In addition to these generally available benefits, Mr. Corzine, Mr. MacDonald and Ms. Ferber are eligible to receive supplemental medical, dental and vision coverage during employment, and, subject to a ten year service requirement, after retirement through our executive medical reimbursement program. This coverage is subject to an annual cap on benefits and is secondary to our basic group coverage up to age 65. Our named executive officers are eligible to participate, on the same basis as all employees, in tax-qualified share purchase plans that we sponsor in the U.S. and the U.K. to allow our employees to purchase our shares of Common Stock at a slightly discounted price through payroll deductions, subject to certain statutory maximums.

We do not have a formal perquisite policy and do not emphasize special perquisites for our named executive officers, although the Compensation Committee periodically reviews perquisites for our executive officers in the context of new employment agreements. We currently provide extremely limited special perquisites that constitute a small component of total compensation for each named executive officer and we believe that the perquisites currently offered are reasonable in comparison to those typically provided by peer companies. The perquisites provided to our named executive officers in fiscal 2010 are described in further detail below under “—Fiscal 2010 Compensation—Fiscal 2010 All Other Compensation”.

Employment Agreements

As discussed above, in March 2010, our Board appointed Mr. Jon S. Corzine as Chairman of the Board of Directors and Chief Executive Officer of the Company, following Mr. Bernard Dan’s notifying the Company of his intent to resign as our Chief Executive Officer and as a member of our Board of Directors. In connection with his joining the Company, we entered into an employment agreement with Mr. Corzine. The financial terms of the agreement include: (1) an initial base salary of $1,500,000; (2) a sign-on bonus of $1,500,000, which, if he is terminated for “cause” or if he voluntarily terminates his employment without “good reason” during the one year period commencing on the employment commencement date, he will be required to pay back a pro rata portion; (3) a target cash bonus of $3,000,000 for the fiscal year ending March 31, 2011 based on individual and corporate performance goals, subject to a minimum bonus of $2,000,000; and (4) as an inducement to his employment with the Company, a stock option to purchase 2,500,000 shares of common stock at an exercise price equal to the closing price of the Company’s common stock on the New York Stock Exchange on April 7, 2010, which vests in full immediately prior to the close of business on March 31, 2011, assuming Mr. Corzine’s continued employment, and expires in 2020. Once vested, the option will remain exercisable for the full 10 year term and, to the extent not then exercised, would be forfeitable only on a termination for “cause”.

We have entered into new or amended employment agreements with each of our named executive officers. These employment agreements introduced in fiscal 2010 are based on a consistent format, and provide assurances as to position, responsibility, location of employment, and certain compensation terms that, if breached, would constitute “good reason” to terminate employment with us. The employment agreements also provide certain post-employment restrictions for a period of time on the individual’s ability to solicit clients or employees, or to compete directly with us. Each agreement is structured to have a specific term that can be extended by MF Global. In particular, the employment agreements with our named executive officers generally provide for:

•	Minimum base salaries in the amounts described in this Proxy Statement;
•	Annual incentive compensation at the discretion of our Compensation Committee;
•	Participation in all of our executive compensation plans, including equity plans, on the same basis as other senior executives;
•	Recoupment protection in the event of a restatement of the Company’s financial statements;
•	Termination benefits, including, in specified circumstances, severance payments; and
•	Non-competition and non-solicitation (client and employee) provisions.

Although the employment agreements generally do not provide for specific “change in control” benefits, the employment agreements for Mr. Corzine, Mr. MacDonald and Ms. Ferber do protect these executive officers from any additional excise tax that could be imposed on them as a result of a termination of employment or other payments deemed made in connection with a future change in control. We believe that providing this protection ensures that these executives receive the benefits that we have determined to be appropriate, notwithstanding the possible imposition of the golden parachute excise tax, which can have a disparate impact on similarly situated executives. However, recognizing that holding executives harmless against this golden parachute excise tax can be expensive for the Company, we have designed the protection to apply only if the tax could not be avoided by reducing the payments to the executives by 10% or less (or, in the case of Mr. Corzine, $50,000 or less).

A discussion of the termination benefits, restricted covenants and excise tax protection can be found under “—Fiscal 2010 Compensation—Potential Payments on Termination and Change in Control—Employment Agreements”.

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Stock Ownership Guidelines

While the Company does not have formal stock ownership guidelines for executive officers at this time, the Compensation Committee does expect executives to retain meaningful ownership in Common Stock. The Company intends to review the need for formal stock ownership guidelines on an annual basis.

Hedging Policy

The Company’s Insider Trading Policy that applies to all of the Company’s employees, including the named executive officers, provides that employees cannot purchase or sell options on Common Stock, engage in short sales with respect to Common Stock or trade in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our Common Stock.

Recoupment of Compensation

The employment agreements with our named executive officers provide that, in the event of a restatement of our financial statements, the Company has the right to recoup from the executive any portion of any annual bonus and other equity or non-equity compensation the grant of which was tied to the achievement of one or more specific performance targets, with respect to the period for which such financial statements are or will be restated, regardless of whether the executive engaged in any misconduct or was at fault or responsible in any way for causing the restatement, if, as a result of such restatement, the executive would not have received such annual bonus or other compensation (or portion thereof).

The Compensation Committee may also specify in any award agreement under our Amended and Restated 2007 Long Term Incentive Plan that the executive’s rights, payments, and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an award. Such events may include, without limitation, the executive’s failure to accept the terms of the award agreement, termination of employment under certain or all circumstances, violation of material company policies, breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection, or any supplementary policy or agreement that may apply to the executive, or other conduct by the executive that is detrimental to us or our affiliates’ business or reputation.

Tax and Accounting Considerations

When it reviews compensation matters, the Compensation Committee considers the anticipated tax treatment of various payments and benefits to MF Global and, when relevant, to its executives. The provisions of Section 162(m) of the Internal Revenue Code generally disallow a tax deduction to a publicly-traded company that pays compensation in excess of $1,000,000 to any of its named executive officers (excluding its chief financial officer) in any taxable year, unless the compensation plan and awards meet certain requirements. Under a transition rule under Section 162(m), compensation paid pursuant to a compensation plan adopted before our initial public offering in fiscal 2008 and disclosed in accordance with applicable securities laws at that time, such as our Amended and Restated 2007 Long Term Incentive Plan, is not subject to the $1,000,000 limit until the earliest to occur of: (i) the expiration of the plan; (ii) the material modification of the plan; (iii) the issuance of all available shares and other compensation that has been allocated under the plan; and (iv) the first meeting of shareholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the offering occurs (i.e., December 31, 2010). We intend to continue to rely on this exemption with respect to our Amended and Restated 2007 Long Term Incentive Plan and will endeavor to structure other compensation programs to qualify as performance-based under Section 162(m) where it is reasonable to do so while meeting our compensation objectives.

When determining amounts of grants under our Amended and Restated 2007 Long Term Incentive Plan, the Compensation Committee examines the accounting cost associated with the grants. Under FASB ASC Topic 718 (formerly known as Statement of Financial Accounting Standard No. 123(R)), grants of stock options, restricted stock, restricted stock units and other stock-based payments result in an accounting charge for the Company. This charge is taken into account by the Compensation Committee in determining to take a “portfolio” approach to equity grants, awarding both stock options and restricted stock units.

Compensation and Risk—Checks and Balances

Our Compensation Committee is responsible for ensuring that our compensation programs are consistent with the safety and soundness of the Company, including reviewing the relationship between the Company’s risk management policies and practices and the executive compensation arrangements.

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Our overall risk management approach includes a structure which emphasizes that management and the Company’s risk department monitor our risks. Moreover, each employee is expected to function as a risk manager and therefore responsible for ensuring compliance with our risk management policies and practices. We have a strong governance model that clearly defines and documents responsibilities for risk control and methodologies for risk identification, measurement, control and mitigation.

In fiscal 2010, the Company reviewed its compensation programs, including our commission programs, to determine whether those programs subject us to unnecessary or excessive risk. In connection with this review, the Company’s Global Head of Human Resources and other members of our executive team provided input to the Compensation Committee for its consideration.

A review of the compensation programs revealed that the Company’s compensation programs provide adequate safeguards that would either prevent or discourage excessive risk taking. While our incentive programs are discretionary in nature, company, business line, and individual performance are considered in all decisions. While we realize that rewards tied to business line performance may present the possibility of disproportionate risk taking, the risk is mitigated in that overall company performance is also considered in compensation decisions. Furthermore, the Company maintains: (i) a robust risk management program which includes compliance, internal controls, and disclosure and reporting reviews; (ii) executive clawback policies; and (iii) an insider trading policy that prohibits derivative and hedging transactions in the Company’s Common Stock. As a result of this review, we have concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company, and we will continue to monitor such plans on a periodic basis in the future to ensure this remains the case.

Fiscal 2010 Compensation

Compensation of the Named Executive Officers

The following tables contain information about our Chief Executive Officer, our Chief Financial Officer, the three other most highly paid executive officers at the end of fiscal 2010, as well as about our former Chief Executive Officer. Please see “—Compensation Discussion and Analysis” for additional details regarding our compensation practices.

Summary Compensation Table—Fiscal 2010*

Name & Principal Position	Fiscal Year	Salary	Bonus (1)	Stock Awards (2)	Options Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Current Executives

Jon S. Corzine, Chairman and Chief Executive Officer (6)	2010	$36,458	$1,500,000	$—	$—	$—	$—	$1,536,458

J. Randy MacDonald, Chief Financial Officer (7)	2010	450,000	—	1,000,000	478,041	—	24,668	1,952,709
	2009	448,295	1,250,000	5,010,000	—	—	21,295	6,729,590

Laurie R. Ferber, General Counsel (8)	2010	271,780	1,250,000	923,891	913,192	—	8,414	3,367,277

Michael K. Roseman, Chief Risk Officer (7)(9)	2010	350,000	850,000	—	—	—	9,740	1,209,740

James L. Rowsell, Managing Director, Europe (7)(10)	2010	339,129	1,500,000	533,333	254,955	239,385	8,606	2,875,408

Former Executive

Bernard W. Dan, Chief Executive Officer (11)	2010	750,000	—	1,000,000	478,041	—	33,908	2,261,949
	2009	537,500	1,500,000	3,477,500	377,500	—	13,657	5,906,157

*	Compensation figures for Mr. Rowsell are denominated in pounds sterling and have been converted into U.S. dollars using an average annual exchange rate of $1.5959/£1 for fiscal 2010. However, the bonus paid to Mr. Rowsell, and the stock and option awards granted to him, in fiscal 2010 reflect amounts, in U.S. dollars, approved by our Board of Directors.

Footnotes to Summary Compensation Table

(1)	This column includes the amount of discretionary annual cash bonus paid to our executives including any sign-on or retention bonuses. Discretionary annual cash bonuses are denominated in U.S. dollars for all our executives and will be paid in the first quarter following the end of each fiscal year. This column also includes other discretionary bonuses paid to our executives, as described in other footnotes to the Summary Compensation Table.

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(2)	The amounts in this column represent the aggregate grant date fair value of all restricted stock units granted in the fiscal year, calculated in accordance with FASB ASC Topic 718, which is equal to our closing price on the grant date multiplied by the number of restricted stock units granted. In accordance with SEC regulations, this column does not reflect awards granted for services in fiscal 2010 that were granted after fiscal year end; the grant date value of these awards will be reflected in the fiscal 2011 Summary Compensation Table to be included in our Proxy Statement for our 2011 Annual Shareholders’ Meeting (if the named executive officers also are named executive officer in that Proxy Statement). For a discussion of the restricted stock units granted as compensation for services in fiscal 2010, see “Executive Compensation—Compensation Discussion and Analysis—Fiscal 2010 Compensation.” The restricted stock units were all granted under our Amended and Restated 2007 Long Term Incentive Plan.
(3)	The amounts in this column represent the aggregate grant date fair value of all stock option grants in the fiscal year, calculated in accordance with FASB ASC Topic 718. Assumptions and key variables used in the calculation of the grant date fair values for fiscal 2010 are discussed in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2010, filed with the SEC. In accordance with SEC regulations, this column does not reflect awards granted for services in fiscal 2010 that were granted after fiscal year end; the grant date value of these awards will be reflected in the fiscal 2011 Summary Compensation Table to be included in our Proxy Statement for our 2011 Annual Shareholders’ Meeting (if the named executive officers also are named executive officer in that Proxy Statement). For a discussion of the stock options granted as compensation for services in fiscal 2010, see “Executive Compensation—Compensation Discussion and Analysis—Fiscal 2010 Compensation.” The stock options were all granted under our Amended and Restated 2007 Long Term Incentive Plan.
(4)	This column represents the dollar amount of the aggregate quarterly cash incentive payments earned by Mr. Rowsell under his prior quarterly performance arrangement. These quarterly performance payments ceased following Mr. Rowsell’s appointment as Managing Director, Europe. The size of quarterly performance payments were based on a percentage of MF Global’s equity products profits from designated offices. See “Fiscal 2010 Compensation—Fiscal 2010 Grants of Plan-Based Awards.”
(5)	Amounts in this column include the incremental cost of perquisites and other benefits received by the named executive officers, as well as matching and profit sharing contributions under our 401(k) plan and any employer contributions made to the U.K. defined contribution plan for Mr. Rowsell. The Fiscal 2010 All Other Compensation table provides additional detail regarding the amounts in this column.
(6)	Mr. Corzine joined the Company in March 2010. The base salary reported for Mr. Corzine is pro rated for the period of time he provided services to us in fiscal 2010. Mr. Corzine’s annual base salary is $1,500,000. The bonus amount reported for Mr. Corzine represents a sign-on bonus which we paid within 30 days after the start of his employment pursuant to his employment agreement and a pro-rata portion of which will be required to be repaid if he is terminated for “cause” or if he voluntarily terminates his employment without “good reason” during the one-year period commencing on his employment commencement date. Mr. Corzine also served as Chairman of our Board of Directors but did not receive any additional compensation for this service.
(7)	Mr. MacDonald joined the Company in April 2008. Messrs. Roseman and Rowsell joined the Company in 2008 and 2003, respectively but were not named executive officers prior to fiscal 2010. In accordance with SEC regulations, only compensation information for the fiscal year in which Messrs. Roseman and Rowsell became named executive officers is reported in the Summary Compensation Table.
(8)	Ms. Ferber joined the Company in June 2009. The base salary for Ms. Ferber is pro rated for the period of time she provided services to us in fiscal 2010. Ms. Ferber’s annual base salary is $350,000. The bonus amount reported for Ms. Ferber consists of her cash sign-on bonus of $500,000 and her guaranteed annual cash compensation of $750,000 pursuant to the terms of her employment agreement. Ms. Ferber will be required to repay a portion of her cash sign-on bonus if she is terminated for “cause” or if she voluntarily terminates her employment without “good reason” during the thirty-six month period commencing on her employment commencement date. No further guarantees are currently in place or intended. For additional discussion of Ms. Ferber’s equity awards in Fiscal 2010, see “Executive Compensation—Compensation Discussion and Analysis—Fiscal 2010 Compensation.”
(9)	The bonus reported for Mr. Roseman represents his guaranteed cash bonus pursuant to the terms of his employment agreement. No further guarantees are currently in place or intended.
(10)	The bonus reported for Mr. Rowsell represents a retention bonus in the amount of $1,500,000 paid in connection with the change in responsibilities resulting from his shift from a ‘producer’ to a member of management pursuant to the terms of his employment agreement. No further guarantees are currently in place or intended.
(11)	Effective as of March 23, 2010, Mr. Dan resigned as Chief Executive Officer of the Company and as a member of our Board of Directors. In accordance with his employment agreement, Mr. Dan made himself available through May 16, 2010 to assist in transition matters and, during that time, he continued to receive his base salary and employee benefits. The base salary amount reported in this table for fiscal 2010 represents the base salary through March 31, 2010. For more information on Mr. Dan’s employment agreement, please see “—Potential Payments on Termination and Change in Control—Mr. Dan’s Resignation”. Mr. Corzine was named to the positions of Chairman and Chief Executive Officer following Mr. Dan’s resignation.

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Additional Detail Regarding All Other Compensation Column

The following table provides additional detail regarding the amounts in the “All Other Compensation” column of the Summary Compensation Table for fiscal 2010.

Name	Defined Contribution Plan Contributions (1)	Life Insurance Premiums (2)	Supplemental Medical, Dental and Vision (3)	Perquisites (4)	Total
Current Executives
Jon S. Corzine	$—	$—	$—	$—	$—
J. Randy MacDonald	4,000	1,740	10,415	8,513	24,668
Laurie R. Ferber	—	1,450	6,964	—	8,414
Michael K. Roseman	8,000	1,740	—	—	9,740
James L. Rowsell	7,980	626	—	—	8,606

Former Executive
Bernard W. Dan	4,000	1,740	10,415	17,753	33,908

Footnotes to Fiscal 2010 All Other Compensation table:

(1)	This amount includes a Company matching contribution equal to 100% of an eligible employee’s pre-tax contributions, subject to an annual $4,000 maximum, and a discretionary profit sharing contribution on behalf of eligible U.S. employees employed on the last day of the fiscal year. Mr. Roseman elected to make salary deferrals which entitled him to receive a $4,000 matching contribution for calendar 2009 as well as calendar 2010, both of which were made in fiscal 2010. This amount also includes Company contributions made pursuant to our U.K. Salary Sacrifice Defined Contribution Plan for Mr. Rowsell. The amount in this column for Mr. Rowsell is denominated in pounds sterling and has been converted into U.S. dollars using an average annual exchange rate of $1.5959/£1.
(2)	The amount in this column for Mr. Rowsell is denominated in pounds sterling and has been converted into U.S. dollars using an average annual exchange rate of $1.5959/£1. The amount in this column for Ms. Ferber represents the pro rated premiums paid for her partial year of employment.
(3)	This represents premiums under our U.S. executive medical reimbursement program. The amount in this column for Ms. Ferber represents the pro rated premium paid for her partial year of employment.
(4)	The amount in this column for Mr. MacDonald represents the amount we reimbursed him for financial planning expenses. The amount in this column for Mr. Dan represents the amount we reimbursed him for financial planning expenses and for commuting-related expenses in the amounts of $15,853 and $1,900, respectively.

Fiscal 2010 Grants of Plan-Based Awards

In connection with the Company’s initial public offering, we adopted a 2007 Long Term Incentive Plan, which has since been amended and restated to comply with Section 409A of the Internal Revenue Code. The Amended and Restated 2007 Long Term Incentive Plan provides for the grant of awards in the form of restricted stock, restricted stock units, stock options, stock appreciation rights, performance and other stock-based awards. Awards under the Amended and Restated 2007 Long Term Incentive Plan may be made as part of our executives’ annual incentive awards and may be made separately.

In fiscal 2010, we granted equity-based awards in the form of restricted stock units and stock options to our named executive officers.

•

Restricted Stock Units. The restricted stock units granted to our named executive officers in fiscal 2010 vest in equal annual installments over the three-year period commencing on the grant date, subject to the executive’s continued employment with us through each vesting date, although some restricted stock units granted to Ms. Ferber will cliff vest in three years from the date of grant. The Common Stock underlying the restricted stock units will generally be delivered promptly after vesting. No dividends are payable in respect of unvested restricted stock units before they are vested and paid in shares.

•

Stock Options. The stock options have an exercise price equal to the closing price on the grant date and vest in equal annual installments over the three-year period commencing on the grant date, subject to the executive’s continued employment with us through each vesting date. Vested stock options will remain exercisable during employment with us until the seventh anniversary of the date of grant.

Until his appointment as Managing Director, Europe, Mr. Rowsell also received cash incentive compensation for the portion of fiscal 2010 during which he was employed by us because he participated in a quarterly performance arrangement based on a percentage of the gross commissions net of exchange fees, brokerage fees, adjustments and rebates, less allocated expenses

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for staff and operating costs, for MF Global’s equities products business for designated offices. For fiscal 2010, Mr. Rowsell earned an aggregate bonus amount of $239,385 as converted into U.S. dollars based on an average annual exchange rate of $1.5959/£1 under this arrangement.

The following table details all equity-based and non-equity based awards granted to each of the named executive officers during fiscal 2010. In accordance with SEC regulations, the following table does not reflect awards granted for services in fiscal 2010 that were granted after fiscal year end; the grant date value of these awards will be reflected in the Fiscal 2011 Grant of Plan Based Awards to be included in our Proxy Statement for our 2011 Annual Shareholders’ Meeting (if the named executive officers also are named executive officer in that Proxy Statement). For a discussion of the awards made as compensation for services in fiscal 2010, see “Executive Compensation—Compensation Discussion and Analysis—Fiscal 2010 Compensation.”

Fiscal 2010 Grant of Plan Based Awards

Name	Type of Award (1)	Grant Date (2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards (# of Common Stock)	All other Option Awards (# of Common Stock)	Exercise Price of Option Awards (4)	Grant Date Fair Value of Equity Awards (5)
			Threshold	Target (3)	Maximum
Current Executives
Jon S. Corzine	RSU	—		—		—	—	$—	$—
	SO	—		—		—	—	—	—
J. Randy MacDonald	RSU	6/10/2009				168,919			1,000,000
	SO	6/10/2009		—		—	168,919	5.92	478,041
Laurie R. Ferber	RSU	6/22/2009		—		94,339	—	—	499,997
	RSU	7/31/2009				66,441			423,894
	SO	6/22/2009		—		—	283,018	5.30	713,205
	SO	7/31/2009					66,441	6.38	199,987
Michael K. Roseman	RSU	—		—		—	—	—	—
	SO	—		—		—	—	—	—
James L. Rowsell	RSU	6/10/2009		—		90,090	—	—	533,333
	SO	6/10/2009		—		—	90,090	5.92	254,955
	QP			239,385

Former Executive								—	—
Bernard W. Dan	RSU	6/10/2009		—		168,919	—	—	1,000,000
	SO	6/10/2009		—		—	168,919	5.92	478,041

Footnotes to Fiscal 2010 Grants of Plan-Based Awards table:

(1)	Type of Award:
RSU = Restricted Stock Units
SO = Stock Options
QP = Quarterly Performance Arrangement
(2)	Ms. Ferber was granted restricted stock unit awards and stock option awards in connection with her commencing employment with the Company. Stock option awards and restricted stock units awards granted to Messrs. MacDonald, Rowsell and Dan were part of our annual grant cycle on June 10, 2009. Mr. Roseman did not receive an equity grant in fiscal 2010. In connection with his commencing employment with the Company, Mr. Corzine received a stock option to purchase 2.5 million shares of Common Stock on April 7, 2010. Since the grant occurred in fiscal 2011, the grant is not reportable in this Proxy Statement. For a discussion of the terms of Mr. Corzine’s stock option grant, see “Executive Compensation—Compensation Discussion and Analysis—Employment Agreements.”
(3)	There were no thresholds or maximums applicable to Mr. Rowsell’s award as the amount of profits on which his payment was based under this arrangement could range from zero to a theoretically infinite amount. These payments ceased once Mr. Rowsell was appointed as the Company’s Managing Director, Europe.
(4)	The per-share exercise price of these stock options represents the closing price of our Common Stock on the NYSE on the grant date, or, if the grant date is not a trading day, the closing price of our Common Stock on the NYSE on the next trading day on which the NYSE was open.
(5)	Amounts in this column represent the grant date fair values of grants of time-vested restricted stock units and stock options under the Amended and Restated 2007 Long Term Incentive Plan (without regard for any estimate of forfeiture related to service-based vesting conditions other than forfeitures that have already occurred for Mr. Dan), calculated in accordance with FASB ASC 718. For a discussion of the assumptions used to calculate these values, see Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2010, filed with the SEC.

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Holdings of Previously Awarded Equity

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding awards to acquire our Common Stock held by each named executive officer as of March 31, 2010.

Outstanding Equity Awards at Fiscal Year-End

	Fiscal Year Granted	Option Awards (1)				Stock Awards (2)
Name		Number Exercisable	Number Unexercisable	Exercise Price	Expiration Date	Number Unvested	Market Value Unvested	Number Unearned and Unvested	Market Value Unearned and Unvested (3)
Current Executives
Jon S. Corzine	2010	—	—	$—	—	—	$—	—	—
J. Randy MacDonald	2010	—	—	—	—	168,919	1,363,176	—	—
	2010	—	168,919	5.92	6/10/2016	—	—	—	—
	2009	—	—	—	—	333,333	2,689,997	—	—
Laure R. Ferber	2010	—	66,441	6.38	7/31/2016	—	—	—	—
	2010	—	283,018	5.30	6/22/2016	—	—	—	—
	2010	—	—	—	—	66,441	536,179	—	—
	2010	—	—	—	—	94,339	761,316	—	—
Michael K. Roseman	—	—	—	—	—	—	—	—	—
James L. Rowsell	2010	—	90,090	5.92	6/10/2016	—	—	—	—
	2010	—	—	—	—	90,090	727,026	—	—
	2008	33,333	16,667	30.00	7/18/2014	—	—	—	—
	2008	—	—	—	—	33,333	268,997	—	—

Former Executive
Bernard W. Dan (4)	2010	—	168,919	5.92	6/10/2016	—	—	—	—
	2010	—	—	—	—	168,919	1,363,176	—	—
	2009	83,334	166,666	3.02	11/7/2015	—	—	—	—
	2009	—	—	—	—	166,666	1,344,995	—	—

Footnotes to Outstanding Equity Awards at Fiscal Year-End table:

(1)	All stock options have three-year pro rata vesting schedules and an exercise price equal to the initial public offering price per share of $30 or the closing price of the Company’s Common Stock on the date of grant, as applicable.
(2)	Other than with respect to certain of Ms. Ferber’s and Mr. Rowsell’s restricted stock units, outstanding restricted stock units have three-year pro rata vesting schedules. The restricted stock units granted to Ms. Ferber in fiscal 2010 were in connection with her joining the Company; of these restricted stock units, 94,339 vest on the third anniversary of the grant date (June 22, 2012) and 66,441 vest ratably over three years on the anniversary of the grant date (July 31). In connection with our initial public offering, we granted Mr. Rowsell 33,333 restricted stock units which will cliff vest on July 18, 2010.
(3)	The market value of unvested restricted stock awards is based on MF Global’s closing price on the NYSE on March 31, 2010 of $8.07 per share.
(4)	In connection with Mr. Dan’s resignation, all previously granted unvested stock option awards and restricted stock units were cancelled as of May 16, 2010. Mr. Dan’s vested stock options remain exercisable for a period of 90 days following his termination of employment. See “—Potential Payments on Termination and Change in Control—Mr. Dan’s Resignation”.

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Option Exercises and Shares Vested During Fiscal 2010

The following table sets forth the amounts realized by each of the named executive officers as a result of the exercise of stock options or the vesting of stock awards in fiscal 2010.

Fiscal 2010 Option Exercises and Shares Vested (1)

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise	Value Realized on Exercise	Number of Shares Acquired Upon Vesting	Value Realized On Vesting
Current Executives
Jon S. Corzine	—	—	—	$—
J. Randy MacDonald (1)	—	—	166,667	725,001
Laurie R. Ferber	—	—	—	—
Michael K. Roseman	—	—	—	—
James L. Rowsell	—	—	—	—

Former Executive
Bernard W. Dan (2)	—	—	83,334	515,837

Footnotes to Fiscal 2010 Option Exercises and Shares Vested table:

(1)	During fiscal 2010, Mr. MacDonald had 166,667 restricted stock units vest on April 2, 2009.
(2)	During fiscal 2010, Mr. Dan had 83,334 restricted stock units vest on June 8, 2009. Of the 83,334 restricted stock units that vested, 24,542 were withheld for payment of tax liability arising in connection with the vesting of restricted stock units.

Pension Benefits

We do not currently sponsor or maintain any defined benefit pension benefit or retirement benefit plans providing specified retirement payments and benefits for our named executive officers.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation

We do not sponsor or maintain any nonqualified defined contribution or other nonqualified deferred compensation plans for the benefit of our employees.

Potential Payments on Termination and Change in Control- Employment Agreements

Our named executive officers would be entitled to payments and benefits upon a termination of employment under certain circumstances and upon a future change in control. These potential payments and benefits may be provided pursuant to the terms of their employment arrangements with us and/or the award agreements applicable to equity-based compensation.

Employment Agreements

The following paragraphs describe the termination entitlements under the terms of our employment agreements with each of our continuing named executive officers as of March 31, 2010. If one of these executive officers resigns for “good reason” or is terminated without “cause”, the executive officer will be entitled to the following:

•	Payment of the executive’s accrued and unpaid compensation and a pro rata bonus based on the achievement of actual performance goals;
•	A lump sum payment equal to two times (or, in the case of Messrs. Roseman and Rowsell, one times) the executive’s base salary and target annual cash bonus;
•	Continued health benefits for a period of up to 18 months (or, in the case of Mr. Corzine, up to two years);
•	Life insurance coverage for a period of up to two years (or, in the case of Messrs. Roseman and Rowsell, up to one year); and
•

Accelerated vesting of the executive’s equity-based awards and, unless otherwise provided in an award agreement, 12 months (or, in the case of Mr. MacDonald, 36 months) to exercise any vested stock options (but not beyond the stated expiration date).

For the purposes of the employment agreements and equity awards, (1) “cause” generally means an intentional failure to substantially perform his or her duties, engaging in illegal or gross misconduct in connection with our business, conviction of, or entering a guilty or no-contest plea to a felony, willful and material breach of our code of conduct and business ethics or of

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the restrictive covenants in these agreements, willfully obstructing a governmental, self-regulatory or board authorized investigation or the executive being disqualified from serving in a capacity that is reasonably necessary to perform his or her obligations to us and (2) “good reason” generally means any material adverse change in the officer’s employment with us, a failure by us to provide the executive with certain specified authority or responsibilities, a relocation of the officer’s place of employment by more than 35 miles or any material breach of the employment agreement by us, and, for Messrs. Corzine and MacDonald and Ms. Ferber, a failure by us to provide the executive with certain reporting relationships, a purported termination of the executive’s employment that is in breach of the employment agreement, or a failure to cause a successor to assume the employment agreement.

The employment agreements do not have a change in control or similar trigger. However, payments owed to an executive on termination may be subject to an additional “golden parachute” excise tax under Section 4999 of the Internal Revenue Code if they follow a change in control. The employment agreements for Messrs. Corzine and MacDonald and Ms. Ferber provide that, if any payments or benefits are subject to the Section 4999 excise tax, the payments will be increased so that the executive is not affected by the tax. However, if the tax could be avoided by reducing the payments to the executive by less than 10% (or, in the case of Mr. Corzine, by less than $50,000), the agreements provide for such a reduction. The employment agreements for Messrs. Roseman and Rowsell provide that, if any payments or benefits are subject to the Section 4999 excise tax, the payments will be reduced to one dollar less than the amount that would subject the executive to the excise tax if the reduction results in the executive receiving a greater amount on a net-after tax basis than would be received if the executive received the payments and paid the excise tax.

Each of the named executive officers is entitled to accelerated vesting of his or her equity-based awards in the case of termination due to death or disability and will have 12 months (or, in the case of Ms. Ferber, 36 months) to exercise such options (but not beyond the stated expiration date). Upon termination due to death or disability, each such executive officer shall also be entitled to payment of any accrued and unpaid compensation, a pro rata bonus based on the achievement of actual performance goals and a lump sum payment equal to one times the executive’s base salary.

The employment agreements are for a fixed term, which the Company may elect to extend by giving the executive advance notice of extension. If an executive’s employment (other than Mr. Corzine’s employment) terminates in connection with the non-renewal of the employment agreement, MF Global is not obligated to pay the executive any cash severance payments but the executive will receive the bonus earned for the year ending on the expiration of the agreement. In addition, any service-based vesting and non-performance-based exercise conditions for equity awards paid as part of the bonus for the two years prior to a termination in connection with the non- renewal of the agreement will be deemed satisfied unless the agreement is not extended at the executive’s election, in which case a portion of such awards will be forfeited.

Each of the named executive officers will be subject to non-solicitation of customers and employees for a period of one year (except, in the case of Messrs. Roseman and Rowsell, six months) and non-competition requirements for a period of six months (except, in the case of Messrs. Corzine and Roseman, three months) following termination of employment. If the executive’s termination of employment is in connection with a non-renewal of the executive’s employment agreement, the Company must pay the executive a specified lump sum cash amount ($2 million for Mr. MacDonald and Ms. Ferber and one and one-half times Messrs. Roseman’s and Rowsell’s base salary and target annual cash bonus) in order for the non-compete provisions to apply following a termination of his employment in connection with the non-renewal of the agreement.

Long Term Equity Incentive Compensation

Restricted Stock Units. Awards granted in the form of restricted stock units vest in full upon the grantee’s death or disability. The restricted stock units vest with respect to a pro rata portion (but not less than one-third) if the grantee is terminated due to redundancy or retires and all restricted stock units will be immediately forfeited upon a termination for cause. In addition, our Compensation Committee has the discretion to provide for continued vesting or accelerated vesting of a pro rata portion (but not less than one-third) of the restricted stock units for grantees who resign voluntarily with our prior consent, and to provide for accelerated vesting of all outstanding restricted stock units for grantees who retire after a certain period of service. Shares underlying restricted stock units will be delivered no later than 60 days after vesting, except in limited circumstances following a change in control. The restricted stock units are subject to forfeiture for violations of any specific non-competition, non-solicitation and confidentiality covenants applicable to the grantee, which in the case of our named executive officers are the same as the restrictive covenants in their employment agreements with us.

Stock Options. Awards granted in the form of stock options vest in full upon the grantee’s death or disability. The stock options vest with respect to a pro rata portion (but not less than one-third) of the option if the grantee is terminated due to redundancy, and all options (whether or not then vested) will be immediately forfeited and cease to be exercisable, as applicable, upon a termination for cause. In addition, our Compensation Committee has the discretion to provide for continued

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vesting or accelerated vesting of a pro rata portion (but not less than one-third) of the option for grantees who retire after a certain period of service. The post-termination exercise period for vested options will be limited to one year in the case of a termination for death or disability, three years on a termination for redundancy, five years for retirement, and 90 days (one year under the terms of certain employment agreements) for any other termination (other than for cause), in each case subject to the original term of the option. The stock options are subject to forfeiture for violations of any specific non-competition, non-solicitation and confidentiality covenants applicable to the grantee, which in the case of our named executive officers are the same as the restrictive covenants in their employment agreements with us.

Change in Control Provisions

All awards under the Amended and Restated 2007 Long Term Incentive Plan will become fully vested and exercisable, as applicable, in the event of a future change in control of MF Global (as defined in the Amended and Restated 2007 Long Term Incentive Plan). Our Compensation Committee has full discretion to provide additional conditions to vesting for any future awards under the Amended and Restated 2007 Long Term Incentive Plan.

Quantification of Termination Payments and Benefits

The following table details the payments and benefits that each of the named executive officers would have been provided under the employment agreements if their employment had been terminated on March 31, 2010 under the circumstances described.

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Termination and Change in Control Payments and Benefits

Name	Termination Reason	Pro Rata Annual Bonus (1)	Severance (2)	Continued Insurance and Benefits (3)	Unvested Stock Awards (4)	Unvested Stock Options (5)	Total (6)
Jon S. Corzine
	By Us for Cause or by Executive without Good Reason	$—	$—	$—	$—	$—	$—
	By Us without Cause or by Executive with Good Reason	—	3,000,000	—	—	—	3,000,000
	Death or Disability	—	1,500,000	—	—	—	1,500,000
	Change in Control without a Termination	—	—	—	—	—	—

J. Randy MacDonald
	By Us for Cause or by Executive without Good Reason	—	—	—	—	—	—
	By Us without Cause or by Executive with Good Reason	4,000,000	8,900,000	50,639	4,053,174	363,176	17,366,989
	Death or Disability	4,000,000	450,000	—	4,053,174	363,176	8,866,350
	Change in Control without a Termination	—	—	—	4,053,174	363,176	4,416,350

Laurie R. Ferber
	By Us for Cause or by Executive without Good Reason	—	—	—	—	—	—
	By Us without Cause or by Executive with Good Reason	1,500,000	3,700,000	50,639	1,297,495	896,245	7,444,379
	Death or Disability	1,500,000	350,000	—	1,297,495	896,245	4,043,740
	Change in Control without a Termination	—	—	—	1,297,495	896,245	2,193,740

Michael K. Roseman
	By Us for Cause or by Executive without Good Reason	—	—	—	—	—	—
	By Us without Cause or by Executive with Good Reason	1,000,000	1,350,000	23,232	—	—	2,373,232
	Death or Disability	1,000,000	350,000	—	—	—	1,350,000
	Change in Control without a Termination	—	—	—	—	—	—

James L. Rowsell (7)
	By Us for Cause or by Executive without Good Reason	—	—	—	—	—	—
	By Us without Cause or by Executive with Good Reason	2,000,000	2,398,975	626	996,024	193,694	5,589,319
	Death or Disability	2,000,000	398,975	—	996,024	193,694	3,588,693
	Change in Control without a Termination	—	—	—	996,024	193,694	1,189,718

Footnotes to Termination and Change in Control Payments and Benefits table:

(1)	If one of our named executive officers resigns for “good reason” or is terminated without “cause”, or is terminated on account of his or her death or disability, the executive is entitled to a pro rata bonus based on the achievement of actual performance goals, but for purposes of this table, we are using the executive’s target annual bonus. Mr. Corzine joined the Company in 2010 and, if his employment terminated on March 31, 2010, he would not have received a pro rata bonus, and his severance payment would have been based solely on a multiple of his base salary, because he was not entitled to any annual bonus for fiscal 2010.
(2)	These values are based on bonus values used to calculate the pro rata bonus amounts described above and the base salaries in effect on March 31, 2010. In the event of the executive’s death or disability, MF Global will pay an amount equal to the executive’s annual base salary then in effect plus the executive’s accrued and earned bonus. For purposes of this table, we are using the executive’s target annual bonus, as set forth in the “Pro Rata Annual Bonus” column. This “Disability/Death Pay” has been included under the Severance column.

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(3)	These values are merely estimates and are based on approximate costs of medical, dental, hospitalization, life and disability insurance plans, as applicable in the U.S., the U.K. for fiscal 2010. These values do not reflect any vested or accrued benefits to which the executive are otherwise entitled under terms of the applicable benefit plans. Where life insurance has been guaranteed to the employee for more than 12 months, MF Global will be required to pay the conversion cost of employee’s existing life insurance policy. Conversion rates may vary. For purposes of estimation, we used current company costs.
(4)	The amounts in this column represent the total market value of restricted stock units that become vested on termination or as a result of a change in control based on MF Global’s closing price on the NYSE on March 31, 2010 of $8.07 per share. Restricted stock unit holdings at the end of fiscal 2010 are detailed in the Outstanding Equity Awards at Fiscal Year-End table.
(5)	The amounts in this column represent the “spread” value of options that become vested and exercisable on termination or a change in control based on the closing sale price of MF Global’s closing price on the NYSE on March 31, 2010 of $8.07. Stock option holdings at the end of fiscal 2010 are detailed in the Outstanding Equity Awards at Fiscal Year-End table.
(6)	Messrs. Corzine and MacDonald and Ms. Ferber are entitled, under their employment agreements, to be held harmless from any Section 4999 excise tax triggered if the value of certain payments that are contingent upon a change in control, referred to as parachute payments, exceeds a safe harbor amount by 10% or more (or, in the case of Mr. Corzine, by $50,000 or more), of the safe harbor amount; if that value exceeds the safe harbor amount by a lesser amount, then the parachute payments are to be reduced to the safe harbor amount. If any payments or benefits to Messrs. Roseman and Rowsell are subject to the Section 4999 excise tax, the payments will be reduced to one dollar less than the safe harbor amount if the reduction results in the executive receiving a greater amount on a net-after tax basis than would be received if the executive received the parachute payments and paid the excise tax. For purposes of the scenario illustrated in this table, we would be required to make payments to Mr. MacDonald and Ms. Ferber of $4,388,014 and $1,850,525, respectively, as compensation for their being required to pay Section 4999 excise taxes as a result of the occurrence of a change in control on March 31, 2010. None of our other named executive officers described in this table would have received payments in amounts that would have triggered the application of the Section 4999 excise tax as a result of the occurrence of a change in control on March 31, 2010, either alone or as a result of a termination by us without “cause” or by the executive for “good reason” on March 31, 2010.
(7)	Amounts for Mr. Rowsell’s “Severance” and “Continued Insurance and Benefits” are denominated in pounds sterling and have been converted into U.S. dollars using an average annual exchange rate of $1.5959/£1.

Mr. Dan’s Resignation

On March 17, 2010, Mr. Dan notified the Company of his intent to resign as our Chief Executive Officer and as a member of our Board of Directors. Our Board of Directors accepted his resignations effective as of March 23, 2010. In accordance with his employment agreement, Mr. Dan made himself available through May 16, 2010 to assist in transition matters and, during that time, he continued to receive his base salary and employee benefits. Because Mr. Dan voluntarily terminated his employment, no additional amounts were payable to him, other than any vested or accrued benefits to which he was otherwise entitled under terms of the applicable benefit plans, and all of his unvested stock options and restricted stock units were cancelled as of May 16, 2010. Mr. Dan’s vested stock options remain exercisable for a period of 90 days following his termination of employment.

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REPORT OF AUDIT AND RISK COMMITTEE AND APPROVAL OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit and Risk Committee

The Audit and Risk Committee is responsible for assisting the Board of Directors in its oversight of (i) the integrity of MF Global’s financial statements and internal controls over financial reporting, (ii) MF Global’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, (iv) the performance of MF Global’s internal audit function and independent auditors and (v) the Company’s risk management policies, processes and performance. A copy of the Audit and Risk Committee Charter is available on our website, www.mfglobalinvestorrelations.com under the link “Corporate Governance”.

In performing its oversight role, the Audit and Risk Committee reviewed and discussed with management and PricewaterhouseCoopers LLP, its independent auditors, the audited financial statements of MF Global for fiscal 2010. The Audit and Risk Committee also discussed with its independent auditors the matters required under AU Section 380, The Auditor’s Communication with Those Charged with Governance, of the Public Company Accounting Oversight Board (“PCAOB”), as currently in effect. The Audit and Risk Committee received the written disclosures and the letter from its independent auditors required by Rule 3526, Communication with Audit Committees Concerning Independence, of the PCAOB, as currently in effect, and discussed with its auditors the auditors’ independence. All non-audit services performed by the independent auditors are specifically approved by the Audit and Risk Committee or a member thereof. On the basis of the foregoing, the Audit and Risk Committee recommended to the Board of Directors that the audited financial statements of MF Global for fiscal 2010 be included in its Annual Report on Form 10-K for such fiscal year.

Fiscal 2010 Audit and Risk Committee:

Eileen S. Fusco (Chairman)

David P. Bolger

David Gelber

Martin J. Glynn

David I. Schamis

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PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

Our Audit and Risk Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2011. Upon recommendation of the Audit and Risk Committee, the Board of Directors proposes that shareholders ratify the appointment of PricewaterhouseCoopers LLP as MF Global’s independent registered public accounting firm for fiscal 2011. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Shareholders’ Meeting and will have an opportunity to make a statement if he or she desires to do so. The representative will be available to respond to appropriate questions from shareholders.

Board Recommendation

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2011.

Pre-Approval Procedures and Policies

The Board of Directors adopted an Audit and Non-Audit Services Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved. The purpose of the policy is to help ensure that the independent auditor of MF Global maintains the highest level of independence from MF Global.

According to MF Global’s pre-approval policy, unless a class of service has received “class” pre-approval, it will require “specific” pre-approval by the Audit and Risk Committee if it is to be provided by the Company’s independent auditor. Any proposed services exceeding pre-approved fee levels will also require specific approval by the Audit and Risk Committee. The Audit and Risk Committee establishes pre-approval fee levels for all services on an annual basis.

For both class and specific pre-approval, the Audit and Risk Committee will consider whether such services are consistent with the SEC’s rules on auditor independence and whether the provision of such services by an independent auditor would impair the independent auditor’s independence. The Audit and Risk Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service for reasons such as (1) its familiarity with MF Global’s business, personnel, accounting systems, risk profile and other factors, and (2) whether the service might enhance MF Global’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily determine the result of the approval process. Below are services that have received class pre-approval from the Audit and Risk Committee.

Audit Services. Audit Services include the annual financial statement audit (including required quarterly reviews), subsidiary audits, equity investment audits and other procedures required to be performed by MF Global’s independent auditor to enable the auditor to form an opinion on MF Global’s consolidated financial statements. Such other procedures include reviews of information systems, procedures and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly reviews of operations and financial results. Audit Services also include the attestation engagement for the independent auditor’s report on Management’s Report on Internal Controls for Financial Reporting. The Audit and Risk Committee pre-approves the annual audit engagement terms and fees and any changes in terms, conditions and fees resulting from changes in audit scope, structure, or other items. In addition to those specifically pre-approved services contained in the independent auditor’s engagement terms and fees, from time to time the Audit and Risk Committee may grant class pre-approval to certain other specified Audit Services.

Audit-Related Services. Audit-Related Services are assurance and related services that are related to the performance of the audit or review of MF Global’s financial statements or that are more effectively performed by MF Global’s independent auditor. The Audit and Risk Committee believes that the providing of Audit-Related Services by MF Global’s independent auditor does not impair the independence of that auditor and is consistent with the SEC’s rules on auditor independence. In addition to those specifically pre-approved Audit-Related Services contained in the independent auditor’s engagement terms and fees, the Audit and Risk Committee may from time to time grant class approval to certain specified Audit-Related Services.

Tax Services. Tax Services are tax compliance, tax planning, and tax advice. The Audit and Risk Committee may grant class approval to those recurring Tax Services that have historically been provided by the auditor. The Audit and Risk Committee will not permit the retention of MF Global’s independent auditor in connection with any transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit and Risk Committee may consult with the Global Head of Tax or the General Counsel and determine whether MF Global’s tax planning and reporting policies and practices are consistent with this Policy. However, the Audit and Risk Committee is ultimately responsible for the determination of whether a Tax service would impair independence. The Audit and Risk Committee has granted class pre-approval to certain recurring Tax Services and non-recurring Tax Services.

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The Audit and Risk Committee will periodically revise the list of services that have received class approval. MF Global’s Corporate Secretary maintains the record of class-approved services at the Company’s headquarters. From time to time, in its discretion, the Audit and Risk Committee may modify the list of class approved services and so inform the Corporate Secretary who will record such changes. No service that is absent from the record of class approved services may be commenced without specific approval.

All requests or applications for services to be provided by the independent auditor shall be submitted to the Chief Accounting Officer with a copy to the Corporate Secretary and must include a detailed description of the services to be rendered as well as other justification. The Chief Accounting Officer, in consultation with the Office of General Counsel, will determine whether or not such services are included among the services that have received class approval or require specific approval of the Audit and Risk Committee. The Audit and Risk Committee will be informed by the Corporate Secretary on a timely basis of any such services proposed to be rendered by the Company’s independent auditor and requiring specific approval, and requests for approval will be presented within reasonable time for the Audit and Risk Committee to consider them. Requests or applications to provide services that require specific approval of the Audit and Risk Committee will be submitted to the Audit and Risk Committee by the Corporate Secretary and must include a statement as to whether, in the Chief Accounting Officer’s view, the request or application is consistent with the SEC’s rules on auditor independence and any other factors to be considered.

Fees Paid to PricewaterhouseCoopers LLP

The following table shows information about fees paid by MF Global and its consolidated subsidiaries through May 15, 2010 to PricewaterhouseCoopers LLP for the periods indicated.

Fees paid by MF Global:

	Fiscal Year 2009 (in thousands)	Fiscal Year 2010 (in thousands)
Audit fees (1)	$16,817	$10,954
Audit-related fees (2)	98	70
Tax fees (3)	30	238
All other fees	7	209

(1)	Audit fees include fees for professional services rendered in connection with the Company’s development of and adherence to its Sarbanes-Oxley procedures, the audit of the Company’s combined and consolidated financial statements included in its registration statements and annual SEC filing, the review of interim quarterly financial statements, and the audits provided in connection with statutory and regulatory filings or engagements, and associated out-of-pocket expenses.
(2)	Audit-related fees include attest services not required by statute or regulation and employee benefit plan audits and associated out-of-pocket expenses.
(3)	Tax fees include tax return preparation, tax advice relating to transactions, and consultation on tax matters.

In fiscal 2009 and 2010, 100% of the services provided by PricewaterhouseCoopers LLP and the fees paid by MF Global were authorized and approved by the Audit and Risk Committee in compliance with the pre-approval procedures described above. None of the non-audit services performed by PricewaterhouseCoopers LLP were performed under the SEC’s de minimis exception to audit committee pre-approval.

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OTHER MATTERS

Other Business to be Presented at the 2010 Annual Shareholders’ Meeting

As of the date of this Proxy Statement, there is no other business that the Board of Directors intends to present, or has reason to believe others will present, at the Annual Shareholders’ Meeting. If other business comes before the Annual Shareholders’ Meeting, the persons named in the accompanying form of proxy will vote in accordance with the recommendation of the Board of Directors or in their best judgment with respect to such business.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC. Such directors, executive officers and 10% shareholders are also required to furnish us with copies of all Section 16(a) reports they file.

Based solely on the review of the Forms 3, 4 and 5 and amendments thereto furnished to MF Global and certain written representations and other information that we received during fiscal 2010, MF Global believes that all of such reporting persons complied with all Section 16(a) requirements applicable to them.

Shareholder Proposals for 2011 Annual Shareholders’ Meeting

All suggestions from shareholders are given careful attention. Proposals to be considered for inclusion in next year’s Proxy Statement pursuant to SEC Rule 14a-8 should be sent to the Corporate Secretary of MF Global at our principal executive offices, 717 Fifth Avenue, New York, New York 10022 on or before March 4, 2011. In addition, unrelated to SEC Rule 14a-8 of the Exchange Act, under our by-laws, if a shareholder wishes to submit any other proposal for the 2011 Annual Shareholders’ Meeting (that will not be included in the Proxy Statement for that meeting), such proposal must be received no later than 90 days nor earlier than 120 days before the first anniversary of the 2010 Annual Shareholders’ Meeting unless the date of the 2011 Annual Shareholders’ Meeting (excluding any adjournment) is more than 30 days before or more than 60 days after the anniversary of the 2010 Annual Shareholders’ Meeting, in which case, shareholders must submit their proposals to the Corporate Secretary no earlier than 120 days before the 2011 Annual Shareholders’ Meeting and no later than the later of (i) 90 days before the 2011 Annual Shareholders’ Meeting or (ii) 10 days following the day on which public announcement of the 2011 Annual Shareholders’ Meeting is first made by MF Global. A copy of the current MF Global by-laws may be obtained from the Corporate Secretary of MF Global at 717 Fifth Avenue, New York, New York 10022. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by MF Global under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Report of the Audit and Risk Committee” (to the extent permitted by SEC rules) shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

Consent to Electronic Delivery of Annual Shareholders’ Meeting Materials

This Proxy Statement and our Annual Report on Form 10-K for fiscal 2010 are available on our website at www.mfglobalinvestorrelations.com under the link “SEC Filings”. If you would like to help protect the environment and reduce the costs incurred by our postage and printing expenses, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a registered shareholder, you may sign up for this service at our voting website. If you hold your shares through a bank, broker or other nominee, contact the record holder for information regarding electronic delivery of materials. Your consent to electronic delivery will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as cable, telephone and Internet access charges, for which you will be responsible.

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Upon arrival, please present this admission ticket and photo identification and any other required documents. You can also use this proxy card to physically attend the meeting.

Electronic Proxy Instructions

You can submit your proxy by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two methods outlined below to submit your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on August 11, 2010.

To submit your proxy by Internet
• Log on to the Internet and go to www.investorvote.com/MF • Follow the steps outlined on the secured website

To submit your proxy by telephone

•  Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call

•  Or dial 1-781-575-2300 from outside the United States

•  Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Shareholders’ Meeting Proxy Card	[ID NUMBER]

❑ IF YOU HAVE NOT SUBMITTED YOUR PROXY VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ❑

A . Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposal 2.

1. Election of eight Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 – David P. Bolger	☐	☐	☐	02 – Jon S. Corzine	☐	☐	☐	03 – Eileen S. Fusco	☐	☐	☐
04 – David Gelber	☐	☐	☐	05 – Martin J. Glynn	☐	☐	☐	06 – Edward L. Goldberg	☐	☐	☐
07– David I. Schamis	☐	☐	☐	08 – Robert S. Sloan	☐	☐	☐

	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as MF Global’s independent registered public accounting firm for fiscal 2011.	☐	☐	☐

B. Non-Voting Items.

Change of Address—Please print your new address below.

C. Authorized Signatures—This section must be completed for your proxy to be counted—Date and Sign Below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box.	Signature 2—Please keep signature within the box.
/ /

❑ IF YOU HAVE NOT SUBMITTED YOUR PROXY VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ❑

Proxy – MF Global Holdings Ltd.

2010 Annual Shareholders’ Meeting

Le Parker Meridien

119 West 56th Street

New York, NY 10019

Proxy Solicited by Board of Directors for Annual Shareholders’ Meeting—August 12, 2010

Jon S. Corzine and Laurie R. Ferber, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Shareholders’ Meeting of MF Global Holdings Ltd. to be held on Thursday, August 12, 2010 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 1 and Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may lawfully be brought before the Annual Shareholders’ Meeting or any adjournment thereof.

(Items to be voted appear on reverse side.)